UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
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The Standard Register Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT
PROPOSALS
VOTING SECURITIES AND PRINCIPAL HOLDERS
CORPORATE GOVERNANCE
AUDIT COMMITTEE REPORT
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

P.O. Box 1167 ● Dayton, OH 45401

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF THE STANDARD REGISTER COMPANY

To All Shareholders:

The annual meeting of shareholders of The Standard Register Company, an Ohio corporation, will be held at our corporate headquarters located at 600 Albany Street, Dayton, Ohio 45408, on Thursday, April 24, 2008, at 11:00 a.m. Eastern Daylight Savings Time, for the following purposes:

(1) To set the number of directors at eight and to elect a board of directors;

(2) To transact such other business as may properly come before the annual meeting.

The board of directors has fixed the close of business on February 25, 2008, as the record date for determining the shareholders of Standard Register entitled to vote at the annual meeting.

A copy of Standard Register’s annual report for its fiscal year ended December 30, 2007, is enclosed. Although it is not a part of the official proxy soliciting material, we want each shareholder to have a copy of the annual report. If you have not received a copy of the annual report, please call us at 937.221.1506.

Kathryn A. Lamme
Senior Vice President, General Counsel
& Secretary

Dayton, Ohio
March 19, 2008

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, YOUR VOTE IS IMPORTANT TO US. PLEASE VOTE YOUR SHARES AS DESCRIBED ON YOUR PROXY CARD.

THE STANDARD REGISTER COMPANY

PROXY STATEMENT

FOR

ANNUAL MEETING

OF

SHAREHOLDERS

PRINCIPAL EXECUTIVE OFFICES:
600 Albany Street
Dayton, Ohio 45408
(937) 221-1000

Mailing Date: March 19, 2008

We are mailing this proxy statement along with the notice of annual meeting of shareholders of The Standard Register Company, to all holders of our stock as of February 25, 2008, which is the record date for the annual meeting. We had outstanding, on the record date, 24,057,188 shares of common stock (each share having one vote) and 4,725,000 shares of class A stock (each share having five votes). Shareholders as of the close of business on the record date are entitled to receive notice of and to vote at the annual meeting. The annual meeting will be held at our corporate headquarters, 600 Albany Street, Dayton, Ohio 45408, on Thursday, April 24, 2008, at 11:00 a.m. The proxies are solicited on behalf of our board of directors.

At the annual meeting, the shareholders will: (1) set the number of directors at eight and elect a board of directors; and (2) transact such other business as may properly come before the annual meeting.

VOTING YOUR SHARES

Standard Register offers electronic delivery of proxy materials and voting over the Internet to most shareholders. The enclosed proxy card describes how you may vote electronically and register to receive future shareholder communications electronically. You may also vote by completing the proxy card and mailing it in the envelope provided.

All shareholder votes, properly cast in person or by proxy and not revoked, will be counted in voting on the proposals at the annual meeting or any adjournment of the annual meeting. Your proxy will be voted in accordance with your instructions. If you do not specify how you wish your shares to be voted, they will be voted as recommended by the board of directors. Your proxy includes the authority to vote shares cumulatively for the election of directors. Cumulative voting is explained in the section dealing with Proposal 1. Your proxy also includes the authority for the persons serving as proxies to use their best judgment to vote on any other matters that may be properly presented at the annual meeting, including, among other things, a motion to adjourn the meeting to a future time.

You may revoke your proxy at any time before its exercise in two ways: (1) by timely delivery to us of a later-dated proxy, or (2) by notifying us of your revocation of proxy either in writing or in person at the annual meeting. Your presence at the meeting will not, by itself, serve to revoke your proxy.

PROPOSALS

PROPOSAL 1: Election of Directors

For many years, the board of directors had eight members. In December 2006, Paul H. Granzow, our long-time Chairman, died. This left the board at seven members. Given the short time between Mr. Granzow’s death and the 2007 proxy mailing, the Board was not able to conduct a thoughtful search for an additional director candidate. Therefore, in 2007, the board recommended the number of directors be set at seven, and the shareholders elect the seven incumbent directors.

In early 2007, the board requested its Corporate Governance and Nominating Committee commence a director candidate search, with the goal to present shareholders with eight director candidates at the 2008 annual meeting of shareholders. Description of the director nominee search process is included in the report of the Corporate Governance and Nominating Committee. During 2007, director Ann Scavullo informed the board she would not seek reelection as a director in 2008 due to personal health issues. Also, director Sherrill W. Hudson informed the board he would retire from the board at then end of his term, April 2008. Mr. Hudson’s retirement from the board is not due to any disagreement with management or any other board member.

The remaining incumbent directors, as well as three new nominees, totaling eight nominees, are nominated by the board of directors to be elected as directors and to serve until either the next annual election or until their successors are elected and qualified.

The board of directors does not expect that any of the nominees will be unavailable for election. However, if any of them is unavailable, the persons voting your proxy will use their best judgment to vote for substitute nominees.

Cumulative voting is permitted by the laws of Ohio in voting for the election of directors. In the event a shareholder wishes to vote his or her shares cumulatively, the shareholder must give notice in writing to the President, a Vice President or Secretary of Standard Register not less than 48 hours before the time scheduled for the annual meeting. Once any shareholder has given notice of intent to vote cumulatively, then all shareholders present at the annual meeting and the persons voting the proxies shall have full discretion and authority to cumulate the voting power they possess. This means they can give one candidate as many votes as the number of directors to be elected multiplied by the number of votes which the shareholder or proxy is entitled to cast, or to distribute such votes on the same principle among two or more candidates, as they determine in their judgment.

Nominees receiving the highest number of votes cast for the positions to be filled will be elected. Abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted and will have no effect on the outcome of the election.

The board of directors recommends that you vote FOR setting the number of directors at eight and FOR each of the following named nominees to serve as directors of Standard Register:

Nominees

Information concerning each nominee follows:

		Served As
Name	Age	Director Since

David P. Bailis	52	Nominee
Mr. Bailis served as Senior Executive Vice President of First Data Corporation from February 2006, and President of First Data Financial Institution Services from January 2006, both positions concluding in September 2007, when First Data was sold. He was an Executive Vice President of First Data from December 2005 to February 2006. From May 2001 to December 2005, Mr. Bailis led his own business consultancy firm. He served as Executive Vice President of First Data from September 1996 to April 2001, and President of First Data’s Card Issuing Services from August 1998 to April 2001.
Roy W. Begley, Jr.*	52	1994
Since August 2006, Mr. Begley has been Senior Vice President, Investment Officer at Key Private Bank group of KeyCorp. Between March 2003 and August 2006, Mr. Begley was Senior Vice President and Investment Officer with McDonald Financial Group, formerly known as Victory Capital Management, Inc., a wholly owned subsidiary of KeyCorp. From July 1999 to March 2003, he served as Vice President and Investment Officer with McDonald Financial Group. Mr. Begley is Chairman of the Compensation Committee of the board of directors, and member of the Corporate Governance and Nominating Committee.

		Served As
Name	Age	Director Since

F. David Clarke, III	51	1992
Mr. Clarke has been Chairman of the board of directors of Clarke-Hook Corporation since December 1990. Mr. Clarke serves as Chairman of Standard Register’s board of directors. He is also a member of the Audit, Compensation, and Executive Committees of the board of directors.
Michael E. Kohlsdorf	52	Nominee
Mr. Kohlsdorf has been President and Chief Executive Officer of ADERANT Holdings, Inc., a technology solutions provider with a primary focus on the legal profession, since October 2006. He also serves on the ADERANT board of directors. From December 2003 to September 2006, Mr. Kohlsdorf was Senior Vice President at IKON Office Solutions, Inc. Mr. Kohlsdorf was President, Chief Executive Officer and Director of T/R Systems, Inc. from September 1996 to December 2003.
R. Eric McCarthey	52	Nominee
Mr. McCarthey has served Coca-Cola Company as President, 7-Eleven Global Business Division, as well as Global Customer/Commercial Council Leader since July 2003. From January 2001 to June 2003, he was Senior Vice President, National Sales and Marketing, Coca-Cola Fountain North America. Prior to January 2001, he held various senior marketing positions with Coca-Cola.
Dennis L. Rediker	64	1995
Mr. Rediker has been President and Chief Executive Officer of Standard Register since June 2000. Mr. Rediker has served as a director of Martin Marietta Materials, Inc., since September 2003, and currently serves on their Finance and Ethics, Environment, Safety and Health Committees. Mr. Rediker is a member of Standard Register’s Executive Committee.
John J. Schiff, Jr.	64	1982
Mr. Schiff has been Chairman and Chief Executive Officer of The Cincinnati Insurance Company and Cincinnati Financial Corporation since 1999. From 1999 to February 2006, he served as Chairman, President and Chief Executive Officer of The Cincinnati Insurance Company as well as Chairman and Chief Operating Officer of The Cincinnati Insurance Company and Cincinnati Financial Corporation from 1998 to 1999. He is a director of Fifth Third Bancorp, The Fifth Third Bank, Cincinnati Bengals, Inc., and John J. and Thomas R. Schiff & Co., Inc., an insurance agency. He is a member of the Audit Committee of the board of directors.
John Q. Sherman, II*	54	1994
Mr. Sherman has been a manufacturer’s representative for A. Rifkin Company, Wilkes-Barre, Pennsylvania, since 1985. A. Rifkin Company is a manufacturer of specialty security packaging. Mr. Sherman is Chairman of the Corporate Governance and Nominating Committee. He is also a member of the Compensation Committee, and is the Presiding Director of meetings of non-management directors.

*	Roy W. Begley, Jr., and John Q. Sherman, II, are first cousins.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Owners of More than 5% of the Common and Class A Stock of Standard Register

This table gives information regarding all of the persons known by us to own, in their name or beneficially, 5% or more of the outstanding class A stock and common stock of Standard Register as of December 30, 2007.

				Percent of
				Combined
Name and Address of		Number	Percent	Voting
Beneficial Owners	Class	of Shares	of Class	Power

Roy W. Begley, Jr., Nicholas C.
Hollenkamp, and James L. Sherman,
Trustees(1)	Class A	2,516,856	53.27	38.41
600 Albany Street Dayton, Ohio 45408	Common	5,810,508	23.94
Mary C. Nushawg(2)	Class A	419,476	8.88	6.43
600 Albany Street	Common	981,341	4.04
Dayton, Ohio 45408
James L. Sherman(2)	Class A	419,476	8.88	6.57
600 Albany Street	Common	1,048,140	4.32
Dayton, Ohio 45408
Patricia L. Begley(2)	Class A	419,476	8.88	6.40
600 Albany Street	Common	968,418	3.99
Dayton, Ohio 45408
The Fifth Third Bank(3),	Class A	1,081,392	22.89	16.71
Trustee	Common	2,595,312	10.69
Cincinnati, Ohio 45202
The Fifth Third Bank(4),	Class A	1,071,624	22.68	16.56
Trustee	Common	2,571,912	10.60
Cincinnati, Ohio 45202
The Fifth Third Bank(5)
Cincinnati, Ohio 45202	Common	410,108	1.69	.86

(1)	John Q. Sherman, deceased, a founder of Standard Register, set up a trust in his will for the benefit of his family. The trustees of that trust are Roy W. Begley, Jr., Nicholas C. Hollenkamp, and James L. Sherman. The trust holds voting securities, including the shares of class A and common stock of Standard Register listed in this table, in separate, equal trusts for John Q. Sherman’s three surviving children and for the heirs of his deceased children. Each child or heir is a life beneficiary of his or her respective trust. The trustees share voting and investment power for the securities in the trusts. The will of John Q. Sherman requires the trustees to give each beneficiary who is a child of John Q. Sherman, upon his or her request, a proxy allowing the beneficiary to vote the shares held in his or her respective trust.

(2)	Each of these individuals is a child of John Q. Sherman, deceased. None of them owns in his or her own name more than 5% of the outstanding voting securities of Standard Register; however, each has the right, upon his or her request, to vote the shares of Standard Register stock held in his or her respective trust created under the will of John Q. Sherman, deceased.

(3)	William C. Sherman, deceased, also a founder of Standard Register, set up a trust in his will which provides for the payment of net income for life to Helen Margaret Hook Clarke, his niece. The trustee, The Fifth Third Bank, has the sole voting and investment power for the voting securities in this trust.

(4)	William C. Sherman, during his lifetime, created a trust agreement dated December 29, 1939, which provides for the payment of net income for life to Helen Margaret Hook Clarke and the children of John Q. Sherman. The Fifth Third Bank has the sole voting and investment power for the voting securities in this trust.

(5)	Represents ownership of company common stock by Fifth Third Bank and its affiliates other than the shares in trusts established by William C. Sherman.

Security Ownership of Directors, Nominees and Executive Officers

Each director, nominee and executive officer listed in the Summary Compensation Table and all directors, nominees and executive officers as a group own, in their own name or beneficially, class A stock and common stock of Standard Register on December 30, 2007, as follows:

				Percent of
				Combined
		Number	Percent	Voting
Beneficial Owners	Class	of Shares	of Class	Power

David P. Bailis	Common	0.000		.000
Nominee
Roy W. Begley, Jr.(1)(2)(5)	Common	8,328.034		.017
Director
Craig J. Brown(2)(3)	Common	238,242.982		.497
Sr. Vice President,
Treasurer & Chief Financial Officer
Bradley R. Cates (2)	Common	40,400.166		.084
Vice President, Sales and Marketing
F. David Clarke, III(2)(4)	Common	.15,889	.065	086
Chairman of the Board	Class A	5,096.108
Thomas M. Furey (2)	Common	26,210.108		.055
Vice President, Chief Supply Chain Officer, and General Manager, Document & Label Solutions
Sherrill W. Hudson(2)(7)	Common	6,000.025		.013
Director
Michael E. Kohlsdorf	Common	0.000		.000
Nominee
Kathryn A. Lamme(2)	Common	129,989.536		.271
Sr. Vice President,
General Counsel & Secretary
R. Eric McCarthey	Common	0.000		.000
Nominee
Joseph P. Morgan, Jr.(2)	Common	88,125.363		.184
Vice President,
Chief Technology Officer & General Manager,
On Demand Solutions
Dennis L. Rediker(2)(6)	Common	338,993	1.397	.708
Director, President & Chief Executive Officer
Ann Scavullo(2)	Common	8,481.035		.018
Director
John J. Schiff, Jr.(2)	Common	77,700.320		.162
Director
John Q. Sherman, II(2)	Common	17,777.073		.037
Director
All current executive officers and	Common	996,134	4.105	2.080
directors as a group (15 persons)(2)	Class A	5,096.108		.053

(1)	Margaret Begley, the wife of Roy W. Begley, Jr., owns 140 shares of common stock, as to which Mr. Begley disclaims beneficial ownership. Mrs. Begley is also the trustee of 600 shares of common stock for the benefit of their children, Lauren A. Begley and Kathleen A. Begley, as to which Mr. Begley disclaims beneficial ownership.

(2)	Includes the following options to purchase Standard Register common stock exercisable before April 25, 2008: Roy W. Begley, Jr.- 4,000 shares; Craig J. Brown- 176,240 shares; Bradley R. Cates- 30,800 shares; F. David Clarke, III-4,000 shares; Thomas M. Furey- 14,945 shares; Sherrill W. Hudson- 4,000 shares; Kathryn A. Lamme- 79,290 shares; Joseph P. Morgan, Jr.- 61,719 shares; Dennis L. Rediker- 131,975 shares; Ann Scavullo-4,000 shares; John Q. Sherman, II-4,000 shares; John J. Schiff, Jr.- 4,000 shares; and all executive officers and directors as a group- 555,819 shares.

(3)	Rebecca H. Appenzeller, the wife of Craig J. Brown, owns 10,500 shares of Standard Register common stock. Mr. Brown disclaims beneficial ownership of these shares. Todd J. Brown, a child of Craig J. Brown, owns 50 shares of Standard Register common stock. Craig J. Brown also disclaims beneficial ownership of these shares.

(4)	F. David Clarke, III, and his wife, Loretta M. Clarke, own as joint tenants 6,776 shares of Standard Register common stock, which is accounted for in the total noted.

(5)	Roy W. Begley, Jr. (along with Nicholas C. Hollenkamp and James L. Sherman) is trustee under the Will of John Q. Sherman. The trustees have the power to vote shares held in the separate trusts in the event that the beneficiaries of the trusts eligible to vote the shares in their trust do not desire to exercise that right. The John Q. Sherman Trusts own 2,516,856 shares of class A stock and 5,810,508 shares of common stock which in the aggregate represents 38.41% of the outstanding votes of the company. The trustees share the investment power with respect to class A and common stock held by the trusts. The beneficiaries of the trusts do not have the investment power with respect to the securities in these trusts.

(6)	Sharon A. Rediker, the wife of Dennis L. Rediker, owns 581 shares of common stock, as to which Mr. Rediker disclaims beneficial ownership. Mrs. Rediker is also the custodian of 780 shares of common stock for the benefit of her grandchildren, as to which Mr. Rediker disclaims beneficial ownership.

(7)	These shares are held jointly with Mr. Hudson’s wife, Mary Ann Hudson.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers, and holders of 10% or more of our common stock to report certain transactions in the common stock to the Securities and Exchange Commission. Based on our records, we believe all Securities and Exchange Commission filings with respect to directors, executive officers, and holders of 10% or more of our common stock have been made in a timely manner with the exception of two filings for our Corporate Controller and three filings for our Vice President, Chief Supply Chain Officer & General Manager, Document Label Solutions. These filings all involved the automatic repurchase by the company of certain shares of restricted stock upon vesting to pay applicable taxes and occurred in February and May of 2007.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The board has adopted Corporate Governance Guidelines to provide principles for the company’s governance processes. These Guidelines address, among other topics, director selection and qualifications, director responsibilities, and board and committee structure. The Corporate Governance Guidelines are reviewed periodically and updated as deemed appropriate.

Code of Ethics

The board has adopted a Code of Ethics and emphasized that directors, and all company employees, including principal executive officers and senior financial officers, are subject to the letter and spirit of the Code. The Code of Ethics covers such topics as conflicts of interest, confidentiality, compliance with legal requirements, and other business ethics subjects. It has been distributed to all employees and is made available on the company’s Web site, www.standardregister.com by clicking on the “About SR” section. Printed copies of the Code of Ethics are available by contacting the Corporate Secretary’s office, The Standard Register Company, 600 Albany Street, Dayton, Ohio 45408.

Director Independence

The board, assisted by the Corporate Governance and Nominating Committee, annually assesses the independence status of all directors for purposes of board and committee memberships. Using the “Independence Criteria” adopted by the board in conformity with New York Stock Exchange Listing Standards, as amended, the board adopted findings with respect to the independence of each director. Directors Roy W. Begley, Jr., F. David Clarke, III, Sherrill W. Hudson, Ann Scavullo, John J. Schiff, Jr., and John Q. Sherman, II, were determined to be independent. CEO Dennis L. Rediker was considered not independent since he is an employee of the company.

The Committee performed the same independence assessment with respect to the three nominees for director. The board adopted the Committee’s findings that the director nominees David P. Bailis, Michael E. Kohlsdorf, and R. Eric McCarthey are independent.

All members of the Audit, Compensation, and Corporate Governance and Nominating Committees are independent directors.

The Corporate Governance and Nominating Committee and board also considered commercial ordinary-course transactions with respect to several directors, and director nominees as it assessed independence status, and concluded these transactions did not impair director independence. The transactions examined were:

•	The company uses the insurance broker services of Cincinnati Financial. Director John J. Schiff, Jr., is Chairman of the Board of Cincinnati Financial. The amount paid by the company to Cincinnati Financial in 2007 was considerably under the thresholds set in the Independence Criteria with respect to both companies.

•	The company sells products and services in the ordinary course of business to KeyBank, and KeyBank is the lead bank in the company’s credit facility. Director Roy W. Begley, Jr., is a Senior Vice President of Key

Private Bank group of KeyBank. However, these transactions do not approach the thresholds described in the Independence Criteria for either KeyBank or the company with respect to 2007 revenues or expenditures.

•	The company sells products and services in the ordinary course of business to Coca-Cola Company, which director nominee R. Eric McCarthey serves as President, 7-Eleven Global Business Division. Such 2007 sales do not approach the thresholds described in the Independence Criteria for either Coca-Cola Company or the company.

•	Director John Q. Sherman, II sells product to the company pursuant to the company’s sourcing and supply contract with customer Fifth Third Bank. The dollar amounts involved were less than $100,000 in 2007. These transactions were deemed not to impair his independence as the dollar amounts were considerably under the threshold set forth in the Independence Criteria. In addition, the Audit Committee and board reviewed the transactions, and concluded they do not impair Mr. Sherman’s independence and are fair to the company under the Related Party Transaction Policy.

The Independence Criteria used by the Corporate Governance and Nominating Committee and full board is available on the company’s Web site, www.standardregister.com, by clicking “About SR” and following the link to Independence Criteria.

Related Party Transaction Policy

The company is required to report certain related party transactions between the company and certain related parties, including directors, executive officers, nominees for the board, beneficial owners of 5% or more of any class of the company’s voting securities, and any of the foregoing person’s immediate family members. The board, assisted by the Corporate Governance and Nominating Committee, has adopted a written policy which establishes an approval process for related party transactions. The policy prohibits all related party transactions unless the company’s Audit Committee determines in advance of the company entering into any such related party transaction that the transaction is conducted on terms that are fair to the company. In order for the Audit Committee to approve a related party transaction, the Audit Committee must be satisfied that it has been fully informed as to the direct and indirect interests, relationships and conflicts or potential conflicts present in the proposed transaction. The Audit Committee must determine that, being fully apprised of the proposed transaction, it believes that the transaction is fair to the company and, if necessary, the company has developed an appropriate plan to manage any conflicts or potential conflicts of interest. In the event an Audit Committee member or his or her immediate family member is a related person with respect to a transaction presented to the Audit Committee, such Audit Committee member will not participate in the determination whether to approve the transaction.

In the event that the company enters into a related party transaction that has not received approval by the Audit Committee, or a transaction that was not originally a related party transaction becomes a related party transaction, the Audit Committee must review such transaction promptly, and may ratify such transaction, provided that, in such case, unless there is otherwise a compelling business or legal reason for the company to continue with the transaction, the Audit Committee may only ratify the transaction if it determines that (i) the transaction is fair to the company, and (ii) any failure to comply with the policy was not due to fraud or deceit. The General Counsel of the company is responsible for ensuring that the Policy is distributed to all officers, directors, nominees for the board, and beneficial owners of 5% or more of any class of the company’s voting securities. Such officers, directors, nominees for the board, and beneficial owners are responsible for informing their immediate family members of the Policy. The General Counsel is also responsible for requiring that any proposed transaction be presented to the Audit Committee for consideration before the company enters into any such transactions.

The Fifth Third Bank’s trust department holds shares in the company as disclosed in the “Voting Securities and Principal Holders” table and as such beneficially owns more than 5% of the outstanding class A stock and common stock of the company. The company provides a broad range of services to Fifth Third Bank including purchasing, inventory management, fulfillment, distribution and other services and also sells Fifth Third Bank printed products and banking documents, all in the ordinary course of business and on terms and conditions similar to those offered to other company customers. The revenue received by the company from Fifth Third Bank in 2007 in connection with providing these products and services was approximately $10.3 million.

Board Meetings and Director Attendance at Annual Meeting of Shareholders

In 2007, the board met eight times. All current directors attended at least 75% of the board meetings, and the meetings of committees on which each director served.

Directors all stand for election or reelection at each annual meeting of shareholders. Directors make every effort to attend the annual meetings, and, in fact, all directors have been in attendance at the last three annual meetings of shareholders, with the exception of Ms. Scavullo, who was unable to attend the 2007 annual meeting of shareholders due to health reasons. While the board does not have a formal “policy” in this regard, its clear practice is for directors to be present at the annual meeting of shareholders.

Board and Committee Structure

The board has three standing committees: Corporate Governance and Nominating, Compensation, and Audit. In addition, in 2007, as in other years as deemed desirable, the Board authorized formation of an Executive Committee.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee met nine times in 2007. All members of the Committee attended at least 75% of Committee meetings held in 2007. The Committee is chaired by John Q. Sherman, II. Other Committee members are Roy W. Begley, Jr., and Ann Scavullo. All members of the Committee are independent.

The board has adopted a Charter for this Committee. It is reviewed annually and updated as appropriate. It is available on the company’s Web site, www.standardregister.com, at “About SR.”

The Corporate Governance and Nominating Committee assists the board in defining board roles and developing processes to optimize board functioning. It also studies and recommends adoption by the board of directors of corporate governance processes intended to comply with applicable legal, regulatory, and listing standard requirements. In addition, the Committee oversees the company’s succession planning process and director nomination process. The Committee provides leadership to the board of directors and other committees in performing annual self-assessments. These self-assessments give the board and Committees insight into how they are performing their roles in the corporate governance process. The Corporate Governance and Nominating Committee conducted an assessment of its own performance as part of this process.

Director Nominating Process

The Corporate Governance and Nominating Committee and the board, in performing their director-nomination function, identify director candidates from a range of sources. Historically, these have included recommendations from current directors and major shareholders. In 2007, the board requested the Committee conduct a search for three director candidates. The Committee engaged the services of Korn Ferry International, a recognized leader in executive and board recruitment, to identify potential candidates and assist in the search process. Korn Ferry assisted the Committee with the following services: finalizing the director position profile and criteria; identifying a slate of potential candidates who had qualifications consistent with the profile and criteria; conducting initial interviews with select candidates; facilitating meetings between candidates and Committee members, corporate executives, and board Chairman; and providing professional counsel regarding specific candidate qualifications. Korn Ferry was paid a professional fee for its services. All three new director nominees were identified and selected through the process facilitated by Korn Ferry.

Director candidates are generally evaluated by reference to criteria such as integrity, candor, judgment, skills and experience with respect to the industry in which the company operates, leadership, strategic understanding, and independence. These factors are considered in the context of the current composition of the board, and in 2007, with reference to the complimentary skills and backgrounds of the other selected candidates. A candidate is evaluated against these criteria regardless of the source of the recommendation. There are no “minimum requirements” as such, although integrity and judgment are considered absolute requirements. Rather, the board examines all capabilities, skills, and experience in evaluating director candidates.

The policy of the Committee and board is to consider recommendations for director candidates from any interested party, especially shareholders. Shareholders and other interested persons who wish to recommend a director candidate should submit the recommendation in writing addressed to The Standard Register Company Corporate Governance and Nominating Committee, in care of the Corporate Secretary, The Standard Register Company, 600 Albany Street, Dayton, Ohio 45408. The communication should state the name of the candidate, his or her qualifications, and contact information for the shareholder or interested party, and the candidate. Such candidates will be evaluated using the same criteria as candidates proposed from other sources. There have been no material changes to the process by which shareholders and interested parties may recommend nominees to the board.

Five of the nominees recommended by the board for election at the 2008 Annual Meeting of Shareholders are standing for reelection. Three of the nominees were selected through the process described above, and are recommended by the board of directors for election at the 2008 Annual Meeting of Shareholders.

Audit Committee

The board has established a separately-designated standing Audit Committee for purposes of overseeing the accounting and financial reporting processes of the company and audits of its financial statements.

The Audit Committee met five times in 2007. All members of the Committee attended at least 75% of the meetings held in 2007. Sherrill W. Hudson is Chair of the Audit Committee. The others members of the Committee are F. David Clarke, II, Ann Scavullo, and John J. Schiff, Jr. The board has determined that all members of the Committee are independent directors and meet the financial literacy requirements of the New York Stock Exchange.

The board adopted an Audit Committee Charter in April 2000. It is reviewed annually and updated as appropriate. A copy of the Audit Committee Charter is attached at the end of this proxy statement. It is also available on the company’s Web site, www.standardregister.com, at “About SR.”

The Audit Committee is responsible for monitoring and assuring the integrity of Standard Register’s financial reporting process. It accomplishes this function by assessing the internal accounting and auditing practices of the company, and the independent auditor’s fulfillment of its role in the financial reporting process. The Committee has sole authority for appointing and assessing the independent auditors, and setting their fees. Additionally, the Committee administers compliance with the company’s Code of Ethics. To that end, the Committee has established procedures for the receipt, retention and investigation of complaints regarding accounting, internal accounting controls or auditing matters. Any interested person may contact the Audit Committee directly through the company’s external Web site by clicking on “About SR,” as more fully described in the later section “Contact Information.” Company employees may contact the Audit Committee, anonymously if they wish, through a toll-free telephone number linked to a third party who will record complaints related to accounting and auditing matters and forward such complaints directly to the Audit Committee.

The board has determined that independent director Sherrill W. Hudson satisfies the “Audit Committee financial expert” qualifications contained in regulations issued pursuant to the Sarbanes-Oxley Act of 2002. Specifically, the board has concluded that Mr. Hudson’s 37-year career with Deloitte & Touche, a firm of certified public accountants, qualifies him as an “Audit Committee financial expert.” Mr. Hudson’s experience with respect to audits of financial statements of publicly held companies, internal controls, application of generally accepted accounting principles, and audit committee functions, and his independence as a board member, meet the criteria for “Audit Committee financial expert”.

Compensation Committee

The Compensation Committee met five times in 2007. All members attended at least 75% of Committee meetings held in 2007. The Committee is chaired by Roy W. Begley, Jr. Other members are F. David Clarke, II, Sherrill W. Hudson, Ann Scavullo, and John Q. Sherman, II. All members of the Committee are independent directors.

The board has adopted a Charter for the Compensation Committee. It is reviewed annually and updated as appropriate. It is available on the company’s Web site, www.standardregister.com, at “About SR.”

The Compensation Committee has sole responsibility for determining compensation for the Chief Executive Officer, and it recommends compensation for other executive officers to the board for approval. The Committee administers the equity and other compensation plans described in the executive compensation disclosures included in this proxy statement. It is responsible for reviewing and recommending to the board the annual retainer and other fees and grants for directors in connection with service on the board and Committees.

The Compensation Committee is authorized to establish and review the compensation strategy of the company in order to align organizational strategies, goals, and performance with appropriate compensation rewards to executive officers and directors. It accomplishes this by evaluating components of total compensation and assessing performance against goals, market competitive data, and other appropriate factors. The Committee also has authority to make grants of stock awards to executive officers and senior management. It may recommend to the board, and to shareholders, new equity incentive plans or amendments to existing plans. The Committee has sole authority to select and retain independent experts and consultants in the field of executive compensation, to advise with respect to market data, competitive information, executive compensation trends, and other matters as requested.

In most years, the Committee has established a discretionary pool of equity awards and delegated to the Chief Executive Officer and General Counsel the granting of such awards for purposes of new hire incentives, spot awards and recognition, and the like. The General Counsel provides the Committee with an accounting of any discretionary grants made during the year. In 2007, the Chief Executive Officer and General Counsel made grants of 8,420 shares. None of these discretionary grants have been to executive officers or directors.

The Committee has not delegated any other of its accountabilities to any persons.

Executive officers work with the Committee and its independent compensation consultant to propose compensation features that provide appropriate incentives to meet company goals and reward performance. The primary role of executive officers in this regard is to identify and discuss components of the company’s business plan that are critical to execution. Further, executive officers provide context regarding the degree of difficulty in attaining certain goals. Mr. Rediker discusses with the Committee his evaluation of the performance of each executive officer, which the Committee takes into account in recommending compensation for executive officers other than the CEO. Executive officers participate and give input into the work valuation analysis undertaken by the Committee with respect to each executive officer role. In 2007, Mr. Rediker, Chief Executive Officer, recommended that annual bonus targets for executive officers be reduced by half for meeting plan. In past years, and for 2007, he recommended no salary increases for executive officers, other than for the Chief Financial Officer, whose compensation was below market according to competitive market data.

The Committee has directly retained an independent compensation consultant, Semler Brossy Consulting Group LLC to assist in its duties. Semler Brossy is not otherwise engaged to perform work for the company. Semler Brossy is retained for a number of purposes, including: to perform an annual competitive assessment of compensation programs and practices, build and maintain an internal work valuation tool for Committee decision-making, construct an appropriate peer group, provide market competitive compensation data, recommend appropriate mix of compensation elements, assist the Committee in performing the Chief Executive Officer performance evaluation, review and comment on management recommendations such as proposed grants of stock awards to non-officer management, and update the Committee on emerging trends. Semler Brossy’s representative, who has worked with the Committee for three years, attends all Committee meetings.

The Compensation Committee of the board is composed solely of independent directors named above, none of whom have any interlocking relationships with the company that are subject to disclosure. No committee member is, or was during 2007, a current or former executive officer or employee of the company.

Executive Committee

The Executive Committee has the authority to act on behalf of the board of directors during the time between meetings, in all matters except for filling vacancies on the board of directors or any of its committees. The Executive Committee met twice in 2007. F. David Clarke, II is Chairman of the Executive Committee, and Messrs. Hudson and Rediker are the other members. The Committee has no separate charter, but its authority is established by resolution of the board of directors. Of the Executive Committee members, Messrs. Clarke and Hudson are considered independent, and Mr. Rediker is not considered independent.

Contact Information and Corporate Governance Document Availability

The board and its committees have established processes for shareholders and interested parties to contact the Presiding Director, Audit Committee, and board. Director John Q. Sherman, II, has been selected to preside at the meetings of non-management directors of the board of directors to be held in 2008.

Shareholders and interested parties may communicate with Mr. Sherman and with the Audit Committee through the company’s Web site, www.standardregister.com, at the “About SR” section by clicking on “Corporate Governance.” Communications for the board, the presiding director and the Audit Committee may also be sent to the Corporate Secretary, The Standard Register Company, 600 Albany Street, Dayton, Ohio 45408. All communications to the board, the presiding director, and the Audit Committee will be forwarded by the Corporate Secretary to the appropriate director(s).

The Charters of all board committees, the Corporate Governance Guidelines, the Code of Ethics, and the Independence Criteria, may be accessed on the company’s Web site, www.standardregister.com at the “about SR” section by clicking on “Corporate Governance.” Printed copies of these documents are available on request by contacting the Corporate Secretary’s office at the address noted above.

AUDIT COMMITTEE REPORT

During 2007, the Audit Committee reviewed interim quarterly financial statements with management and the independent auditors. This review was conducted prior to filing of the company’s 10-Q reports containing the respective interim quarterly financial statements. In addition, the Committee reviewed and discussed the 2007 year-end audited financial statements with executive management, including the chief financial officer and the independent auditors. This review took place prior to publication of the audited financial statements in the 10-K filing and annual report to shareholders. Each review was conducted with the understanding that management is responsible for preparing the company’s financial statements and the independent auditors are responsible for examining the statements.

In further discharge of its responsibilities, the Audit Committee met with the independent auditors, both in the presence of management and privately. The Committee and independent auditors discussed those matters described in Statement of Auditing Standards No. 61, “Communication with Audit Committee.” These discussions included review of the scope of the audit performed with respect to the company’s financial statements. The company’s internal auditor also met with the Committee, both in the presence of management and privately, in order to review the effectiveness of the company’s internal controls and the internal auditor’s responsibilities in that regard and other compliance and audit matters. The company has maintained an internal audit function for many years. In addition, the Committee conducted regular private meetings with General Counsel, and with management, including the chief financial officer and corporate controller.

The Audit Committee received and discussed periodic reports of management and the internal auditor, with respect to design and assessment of the company’s internal controls over the financial reporting process. The Committee further received and discussed the report of the independent auditors with respect to their audit of internal controls over financial reporting performed by the independent auditors in conjunction with the audit of the company’s financial statements, as set forth in Public Company Accounting Oversight Board Auditing Standard No. 5.

The Audit Committee received the independent auditor’s written statement required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” This written statement described any relationships between the independent auditors and the company that may reasonably be thought to bear on independence. Following receipt of this written statement and discussions of the matters described in it, the Committee was satisfied as to the auditor’s independence.

Based on the foregoing, the Audit Committee recommended to the board of directors that the audited financial statements be included in the company’s annual report on Form 10-K, for fiscal year ending December 30, 2007, for filing with the Securities and Exchange Commission.

Sherrill W. Hudson, Chair
F. David Clarke, II
Ann Scavullo
John J. Schiff, Jr.

Independent Registered Public Accounting Firm Information

With respect to the 2007 and 2006 fiscal years, the company paid fees to Battelle & Battelle, LLP, its independent auditors, as follows:

FEES TO INDEPENDENT AUDITOR	FY 2007	FY 2006

Audit Fees	$826,000	$878,000
Audit-Related Fees	84,600	67,820
Tax Fees	0	0
All Other Fees	0	0

Total Fees	$910,600	$945,820

The Audit Committee has adopted a procedure for pre-approval of all fees charged by Battelle & Battelle. Under the procedure, the Audit Committee approves the engagement letter with respect to audit and review services noted on the table above. Audit-related, tax and other fees are subject to pre-approval by the entire Committee, or, in the period between meetings, by a designated member of the Audit Committee. Any such approval by the designated member is disclosed to the entire Audit Committee at the next meeting. All audit-related fees paid to Battelle & Battelle, LLP, with respect to the 2007 audit year were approved by the Audit Committee.

The category of audit fees includes the audit of Standard Register’s annual consolidated financial statements, the audit of internal control over financial reporting, the review of financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by Battelle & Battelle, LLP, in connection with statutory and regulatory filings or engagements.

Audit-related fees consist of assurance and related services provided by Battelle & Battelle, LLP, that were reasonably related to the performance of the audit or review of our financial statements. It included fees billed in 2007 and 2006 for the audit of our benefit plans and accounting consultation regarding accounting literature. In 2007, it also included review of the company’s response to a Securities and Exchange Commission comment letter. The audit-related fees are for services generally required to be performed by Battelle & Battelle, LLP, because they follow upon and are linked to Battelle & Battelle, LLP’s audit of the company’s consolidated financial statements.

The Audit Committee has determined that the provision of audit-related services by Battelle & Battelle, LLP, is compatible with maintaining such firm’s independence.

EXECUTIVE COMPENSATION

Named Executive Officers

This section provides information concerning each of the executive officers named in the Summary Compensation Table with the exception of Mr. Rediker, who is a nominee for director. Similar information regarding Mr. Rediker may be found in the section dealing with Proposal 1.

		Served As
Name	Age	Officer Since

Craig J. Brown	58	1987
Mr. Brown has been Senior Vice President, Treasurer & Chief Financial Officer since March 1995.
Bradley R. Cates	38	2007
Mr. Cates is Vice President, Sales and Marketing, a position he has held since April 2007. From September 2005 to April 2007, Mr. Cates served as Vice President, Marketing. Mr. Cates was Vice President, Strategic Accounts, from August 2003 to September 2005. From December 2001 to August 2003, he was Business Development Director.
Thomas M. Furey	43	2006
Mr. Furey has been Vice President, Chief Supply Chain Officer and General Manager, Document & Label Solutions since April 2006. He joined the company in May 2004 as Vice President, Manufacturing Operations, Document & Label Solutions. From December 2004 to April 2006, he served as Vice President & General Manager, Document & Label Solutions. Prior to joining the company, Mr. Furey was Director, Process Technology and Quality for the Fasson Roll North America division of Avery Dennison from January 2002 to September 2002.
Kathryn A. Lamme	61	1998
Ms. Lamme has served as Senior Vice President, General Counsel & Secretary of the company since April 2006, having served as Vice President, General Counsel & Secretary from April 2002. From April 1998 to April 2002, she was Vice President, Secretary & Deputy General Counsel.
Joseph P. Morgan, Jr.	48	2003
Mr. Morgan has been Vice President, Chief Technology Officer & General Manager, On Demand Solutions, since December 2005. From January 2003 to December 2005, he served as Vice President, Chief Technology Officer. He was President and Chief Executive Officer of SMARTworks, LLC, a wholly owned subsidiary of the company, from July 2001 until January 2003.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion of our executive compensation policies and practices includes:

•	An overview of the Compensation Committee of our board of directors and its general philosophy

•	A discussion of all material components of compensation for the named executive officers listed in the Summary Compensation table and how these components are analyzed

•	A discussion of the overall objectives of our compensation program for executive officers

•	A discussion of our supplemental retirement plans for executive officers.

Compensation Committee Overview and General Philosophy

Our Compensation Committee is composed solely of independent directors. They have the overall responsibility for establishing and implementing our compensation program for executive officers, including monitoring and approval of compensation program design, performance goals, and compensation levels. Neither our Chief Executive Officer nor any other member of management votes on matters before the Compensation Committee; however, the Compensation Committee may request the views of our Chief Executive Officer on compensation matters, particularly as they relate to compensation of the other named executive officers and in establishing incentive goals.

Our Compensation Committee has the authority under its charter to engage the services of outside advisors and currently uses an independent consulting firm, Semler Brossy Consulting Group LLC, to advise on matters related to executive compensation and to assist in designing our executive compensation program. As independent consultants, they help our Compensation Committee determine the relevant competitive market value for our executive officers by providing relevant market data and alternatives to consider when making compensation decisions. They also assist with linking the appropriate drivers of successful strategy execution to each executive officer role and setting the appropriate compensation levels. Semler Brossy does not perform other consulting services for the company.

As a company, our fundamental objective is to create shareholder value through both stock price appreciation and dividends to our shareholders. Our executive officer compensation program is designed to serve this objective by aligning management incentives with the interests of our shareholders. The philosophy of our Compensation Committee is that the design of our executive compensation program should:

•	Reflect the company’s strategy, whether in support of turnaround, sustainability, or growth

•	Attract, motivate, and retain key contributors.

Our Compensation Committee used Semler Brossy to help establish the following guiding principles under which the committee analyzes and establishes executive officer compensation and incentives:

•	Total compensation should be positioned between the 35th and 75th percentiles of the competitive market value based on an assessment of each executive officer role’s required contribution to successful strategy execution

•	Annual incentives should pay at target for target performance and above target for exceeding key financial and strategic goals

•	Long-term incentives should make up a significant portion of total compensation, relate to financial performance metrics that drive long-term value creation, and serve as a means to retain key performers and contributors

•	Long-term incentives should also provide executive officers with an ownership stake in the company, but can also be designed to include non equity-based compensation if business circumstances dictate this need.

Compensation Components and Analysis

We compensate our executive officers through a mix of base salary, annual cash incentive awards, and long-term equity compensation, designed to be externally competitive, internally fair, and linked to the company’s strategy and financial performance.

Semler Brossy also helped our Compensation Committee design and implement a process to be used in setting executive officer compensation. Our process uses the following multi-step approach in which, working closely with the independent compensation consultant, our Compensation Committee:

•	Identifies the competitive market values of total compensation and the separate components of pay, e.g. base salary, annual cash incentive awards, and equity-based compensation, for each executive officer role using benchmarking data

•	Performs a “Work Valuation” that considers the strategic value of the role to the company that is then used to determine the target positioning of each executive officer role relative to competitive market value

•	Considers the performance evaluation of each executive officer received from the Chief Executive Officer

•	Performs an evaluation of the Chief Executive Officer’s performance.

Benchmarking — First, for competitive market value comparisons, our Compensation Committee benchmarks against the following sources to identify and make comparisons of market values of the executive officer’s total compensation and individual components. We utilize this information primarily in establishing base salary and equity-based compensation.

1.	A survey of general industry companies (broad cross section of U.S. companies) at or near our size as described in the table below:

Publisher	Survey Name	Industry	Methodology

Mercer HRC	2006 Mercer Benchmark Database: Executive	Manufacturing — All	Tabular Data Scope: Revenues Scope range: $500 million — $2 billion Median revenue: $1.5 billion Incumbents: 12-30 depending on the position

2.	A primary peer group that originally included 10 public companies that are both in our industry and are of similar to slightly larger size, and have similar business characteristics. This peer group included: Banta Corporation, Bowne & Company, Inc., Cenveo, Inc., Consolidated Graphics, Inc., Deluxe Corporation, Ennis, Inc., Ikon Office Solutions, Inc., John H. Harland Company, Pitney Bowes, Inc., and United Stationers, Inc. The criteria used to develop this primary peer group included:

•	Companies meeting similar size criteria defined as annual revenues between $500 million to $5 billion in revenue with market values of $300 million to $1 billion

•	Companies in our industry with similar business characteristics, defined as industrial and manufacturing companies that are classified as commercial printing or office services and supplies, and services companies.

The Compensation Committee’s practice is to consider both sources in developing competitive values, determining on a position-by-position basis which comparison had the most relevance. Only the general industry survey data was used in setting compensation for 2007 because consolidation in our industry has resulted in changes in peer incumbents and practices that contributed to distortions in the primary peer group competitive data. For positions other than the Chief Executive Officer and Chief Financial Officer, the market data was adjusted up or down based on how the primary responsibilities of the role were different than those of the market comparisons.

Target Positioning — Next, the Compensation Committee assesses the degree of strategic influence of each executive role using an internal “Work Valuation” rating system that was developed in 2005. In 2007, the Compensation Committee evaluated the degrees of importance of an executive officer’s role, related to various factors of company performance, as shown in the table below:

Strategic Factor	Weight

Growing revenue	35%
Improving return on investment	25%
Driving necessary change and innovation	25%
Protecting assets	15%

The Compensation Committee analyzes and rates the degree to which a role maintains, enables, or optimizes the company’s ability to meet the strategic objectives and financial goals for each factor. Based on the overall internal rating assigned to each executive officer role, compensation levels for the roles are targeted between the 35th and 75th percentiles of the competitive market value. We have found that the use of the 50th-to-75th percentile range is common for benchmarking, and we want to make sure that our compensation levels are competitive for those roles most critical to strategy achievement. The strategic assessments are reviewed each year for possible changes and updated upon appointment of a new executive officer or a significant change in the executive officer role.

Overall internal “Work Valuation” ratings and how they equate to strategy achievement and competitive market targeted percentiles are shown in the table below.

Competitive Market
Overall Internal Rating	Definition	Degree of Influence	Target Percentile

O	Optimizes	High Impact	75th
E	Enables	Moderate Impact	50th
M	Maintains	Limited Impact	35th

The following chart indicates the overall competitive market target positioning levels for the named executive officer roles in 2007. The target percentile is intended to be reached over time. Bradley Cates, Vice President, Sales and Marketing, was appointed an officer in April 2007; however, a work valuation was not performed for his role at that time and is not included in the table below. The Compensation Committee reviewed his compensation level as well as the responsibilities of the role and determined that his current level of compensation was in line with his role.

Competitive
Market Target
Role	Percentile

President and Chief Executive Officer (CEO)	75th
Senior Vice President, Chief Financial Officer, and Treasurer (CFO)	50th
Senior Vice President, General Counsel and Secretary (General Counsel)	50th
Vice President, Chief Technology Officer & General Manager, On Demand Services	75th
Vice President, Chief Supply Chain Officer & General Manager, Document and Label Solutions	75th

Note that target can and does vary by compensation component, particularly for the annual cash incentive award, which was set at a uniform level for all executive officers (other than the CEO) to reinforce a team orientation.

Performance Evaluations — As a final step, our Chief Executive Officer evaluates each executive officer’s performance taking into account the following factors: performance relative to job responsibilities (including legal and regulatory compliance in the case of the CFO and General Counsel), key financial achievements, contributions to the leadership team, overall leadership, and retention risk. Based on these factors, he rates each officer as one of the following: “Exceeds”, “Meets”, or “Meets Minus”. These ratings are used in conjunction with each officer’s positioning relative to the market to determine recommendations for compensation increases. There is no specific formula used to weigh these two inputs. Generally, “exceeds” performers who are currently much less than the market will receive larger than market increases, “meets” performers who are at their target market positioning will receive market median increases, and “meets minus” performers receive lower increases.

In determining the Chief Executive Officer’s compensation, our Compensation Committee considers the results of the Board’s annual evaluation of his performance and his achievement versus goals for the year. The performance review evaluates the Chief Executive Officer’s management and leadership including contributions to strategic planning and execution, financial acumen in running the business, board relations, overall leadership, management development, and management of operations.

Allocation of Compensation Components

Our Compensation Committee believes that compensation of our senior-most levels of management should be influenced by competitive market levels, but most significantly determined by performance. Three components comprise the Target Total Direct Compensation opportunities for our executive officers: base salary, annual cash incentive awards, and long-term equity-based awards. The mix of components is not the result of a targeted mix, but rather a result of our financial and stock price performance and compensation decisions that have been made over time separately for each individual element of compensation. The Compensation Committee relies in part upon the advice of Semler Brossy and the results of their benchmarking to make these compensation decisions.

The following table represents the mix of target compensation components for 2007.

			Annual
			Cash	Long-Term
			Incentive	Equity-Based
Executive Officer	Role	Base Salary	Award	Awards(1)	Total

Dennis L. Rediker	President and Chief Executive Officer	42%	31%	27%	100%
Craig J. Brown	Senior Vice President, Chief Financial Officer, and Treasurer	40%	20%	40%	100%
Kathryn A. Lamme	Senior Vice President, General Counsel and Secretary	37%	19%	44%	100%
Joseph P. Morgan, Jr.	Vice President, Chief Technology Officer & General Manager, On Demand Services	52%	26%	22%	100%
Thomas M. Furey	Vice President, Chief Supply Chain Officer & General Manager, Document and Label Solutions	54%	27%	19%	100%
Bradley R. Cates	Vice President, Sales and Marketing	52%	26%	22%	100%
	Average	46%	25%	29%	100%

(1)	Based on the fair value at the date of the award

The mix of compensation varies by executive officer due in part to the following:

•	Differences in competitive levels of compensation for each position

•	The Compensation Committee’s assessment of overall company financial and stock price performance

•	Mr. Rediker’s request to limit his overall compensation and his long-term equity grants, given the company’s stage in implementing its strategy

•	Messrs. Morgan, Furey, and Cates, three relatively new executive officers, whose equity-based awards will be increased and moved towards competitive levels over time

As a result of the above factors, an analysis of compensation by component against our target positioning reveals that:

•	Base salaries are generally consistent with the targeted positioning for Mr. Brown and Ms. Lamme. Mr. Rediker is lower than his target positioning by his own choice and Messrs. Morgan, Furey, and Cates are also lower than their target positioning due to their shorter tenure as executive officers

•	With the exception of the Chief Executive Officer, the annual cash incentive award target for the remaining named executive officers are comparable with their targeted positioning

•	Long-term equity-based awards have generally been more conservative, given the aspirational nature of target positioning, company performance, and the shorter tenure of certain executives. Long-term equity-based compensation is lower than the target positioning for all executive officers.

Long-term incentives are equity-based to reinforce alignment with shareholder interests. Equity compensation is weighted to award more value through performance-based restricted shares than stock options because we believe performance-based restricted stock better reinforces the urgency of achieving financial performance goals over the next few years. In an effort to balance the motivational aspects of the performance-based restricted stock plan with retention, grantees of restricted stock receive dividends during the vesting period and may vote these shares. Stock options continue to reinforce the importance of increasing stock price over the long-term.

Performance-based restricted stock and stock option awards are intended to complement one another. The performance-based restricted stock award builds value in two ways: 1) company financial performance determines whether the shares are earned or not; and 2) stock price performance determines the ultimate value of the awards. If performance-based restricted stock targets are achieved and the stock price increases, over time, the stock options will have value.

Section 162(m) of the Internal Revenue Code (the “Code”) limits the tax deduction for compensation paid to a company’s Chief Executive Officer and certain other executives. An exception is provided for “performance-based” compensation. Our annual cash incentive awards, stock options and restricted stock awards all qualify as performance-based compensation under the Code.

COMPENSATION OBJECTIVES

The objective of each compensation component is summarized below.

Compensation Component	Description	Objective

Base salary	• Fixed compensation • Reviewed annually and may be increased based on performance and competitiveness	• Compensate officers for fulfilling their basic job responsibilities • Aid in attraction and retention
Annual cash incentive awards	• Variable compensation earned based on performance against pre-established annual goals	• Reward for annual goal achievement that contributes to the company’s strategy, and ultimately, long-term total return to shareholders • Focus executives as a team on overall corporate results
Performance-based restricted shares	• Shares of stock that can be earned if pre-determined goals are achieved over the performance period	• Reward for mid-term goal achievement that contributes to the company’s strategy, and ultimately, long-term total return to shareholders
• Focus executives as a team on sustained corporate performance
	• Participants earn dividends on shares during the performance period	• Contribute to executive stock ownership • Motivate and aid in retention through dividend payments
Stock options	• Opportunity to purchase company stock at an exercise price equal to the fair market value on the date of grant	• Align executive gains with shareholder gains over the long-term by rewarding executives for stock price improvement • Contribute to executive stock ownership • Motivate and aid in retention
Non-qualified deferred compensation plan	• Opportunity to defer receipt of earned compensation	• Aid executives in tax planning by allowing them to defer taxes on certain compensation • Provide a competitive benefit
Retirement plans	• Qualified Pension Plan	• Provide retirement benefits
	• Non-qualified supplemental retirement benefits that provide additional retirement income to officers beyond what is provided in the company’s standard retirement plans	• Provide additional retirement income security for officers who remain with the company for a period of time
	• The Chief Executive Officer has retirement benefits that are dictated by his contract	• Aid in retention

Base Salary

Our Compensation Committee reviews and approves executive officer base salaries annually, setting salaries for each executive officer at levels considered to be reasonable, fair, and reflective of the importance of the role and individual performance. The Compensation Committee uses the results of the benchmarking process, taking into consideration competitive industry salary levels, role criticality, individual job responsibilities, level of experience, and job performance.

The base salary of the named executive officers was increased for 2007 as follows:

	Base Salary	2007 Base Salary
	Increase Amount	After Increase
Executive Officer	($)	($)

Dennis L. Rediker	18,000	746,000
Craig J. Brown	47,000	338,000
Kathryn A. Lamme	18,000	293,000
Joseph P. Morgan, Jr.	18,000	291,000
Thomas M. Furey	18,000	258,000
Bradley R. Cates	38,000	238,000

The base salary for Mr. Brown, our Chief Financial Officer, was increased by $29,000 in 2007 to address a shortfall versus targeted competitive pay levels. The base salary of Mr. Cates was increased by $20,000 prior to his becoming an executive officer and was based on his assuming leadership of the sales organization in addition to his responsibility as Vice President of Marketing. Given company financial performance in 2006, our Chief Executive Officer recommended the base salaries for all other executive officers, including his, remain the same for 2007 despite good performance by the executive officers versus their individual goals, and despite some shortfalls versus competitive pay. However, each executive officer’s base salary was adjusted for the $18,000 value of the discontinued “cash perquisite accounts” that were eliminated at the end of 2006.

Annual Cash Incentive Awards

Annual cash incentive award levels are established for each position’s level within the company based on a percentage of base salary (award level). For 2007, annual cash incentive award levels for all executive officers other than our Chief Executive Officer equaled 50% of base salary. Uniform award levels are intended to promote teamwork and therefore were not necessarily benchmarked against our peer group analysis or general industry survey. The annual cash incentive award level for our Chief Executive Officer is equal to 75% of base salary, due to the significantly higher degree of responsibility associated with the position.

Our practice is to award annual cash incentive awards to executive officers under the Management Incentive Compensation Plan (Incentive Plan) based upon objective performance goals approved by the Compensation Committee. Goals are established each year, depending on the relevant business focus of the company for the year. In 2007, the performance goal established was an adjusted pre-tax earnings from continuing operations amount. The calculation begins with pre-tax earnings from continuing operations, before payout of the award, and is adjusted to eliminate asset impairments, restructuring charges, amortization of net actuarial pension losses, and pension settlement charges due to the non-operational nature of these items. The Compensation Committee can, at its discretion, exclude other items from the calculation or approve awards in the event that the established goal is not achieved. No such discretion was used in 2007.

We do not believe that an “all or nothing” approach is appropriate for the annual cash incentive awards. Rather, the performance goals are scaled so that the executive officer can receive part of an award in the event that acceptable, but not the desired, results are achieved. As shown in the table below, a threshold level of adjusted pre-tax earnings from continuing operations must be attained in order for executive officers to earn any annual cash incentive award (Minimum). Typically, the company’s budgeted performance would constitute the Target and pay out 100% of the annual cash incentive award. However, for 2007, at executive management’s recommendation, the 2007 budgeted financial performance was set to yield a 50% payout of the Target award. This level of financial performance would be equivalent to an adjusted earnings amount of approximately $.92 cents per share, on an after tax basis, equal to the current annual dividend amount. “Stretch goals” are also established for higher payout rates, up to 150%, if actual performance significantly exceeds the Target.

Upon completion of the fiscal year, the Compensation Committee assesses the financial performance of the company against the pre-determined amounts, and an overall payout percentage amount is calculated. The table below shows the approximate potential payout levels, stated as a percentage of the award level. In 2007, the company’s financial performance generated a 40% payout of the Target award.

2007 Annual Cash Incentive Goals

	Minimum	Budgeted	Target	Maximum

Adjusted pre-tax earnings from continuing operations	$38,592,000	$50,170,000	$58,853,000	$73,808,000
Incentive payout% earned	25%	50%	100%	150%

Our Compensation Committee has not implemented any additional clawback provisions that would adjust or attempt to recover incentive compensation paid to any or all of our executive officers if the performance objectives upon which such compensation were based were to be restated or otherwise adjusted in a manner that would have the effect of reducing the amounts payable or paid. However, in accordance with Section 304 of the Sarbanes-Oxley Act of 2002, if we are required to restate our financial statements due to any material noncompliance with any financial reporting requirement under the federal securities laws, as a result of misconduct, our Chief Executive Officer and Chief Financial Officer are legally required to reimburse us for any bonus or other incentive-based or equity-based compensation he or they receive from us during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission of the financial document embodying such financial reporting requirement, as well as any profits they realize from the sale of our securities during this 12-month period.

Equity Compensation

Our Compensation Committee also administers the 2002 Equity Incentive Plan (Equity Incentive Plan). Our practice is to grant equity-based awards to attract, retain, motivate, and reward our executive officers, and to encourage their ownership of an equity interest in the company. The company encourages stock ownership by executives, but does not have any formal stock ownership guidelines.

Beginning in November 2006, fair value was calculated using the closing price for our stock on the date of grant. With the exception of significant promotions, new hires, and other discretionary awards, grants of restricted stock and stock options for all employees are generally awarded by the Compensation Committee annually at its first meeting of the year in February. This timing allows the Compensation Committee to take into account the availability of audited financial results for the prior year and determine grants to individual employees based in some part on individual performance. Awards for executive officers are approved at the same time. As a general rule, this meeting occurs one or two days before the prior year financial results are released to the public. This timing is not designed to take advantage of material inside information. Rather it is a function of the Compensation Committee and Board of Directors’ meeting schedules, which are determined months in advance, and the availability of fiscal year-end financial results for use in recommending specific grant levels. On occasion, the Compensation Committee makes grants at other times during the year, but did not do so in 2007. Our Compensation Committee adopted a new stock grant policy to time stock option grants after release of financial results and any other material inside information. The 2008 grants will be the first stock options granted under this policy.

In prior years, executive officers received grants of restricted stock that were service-based. To further focus executive officers’ efforts on the company’s financial results and continue to align executive and shareholder interests, we awarded performance-based restricted stock in early 2005 to executive officers. The grants were part of an incentive plan award for a three-year performance period (2005-2007). The value of the grants was split 60%/40% between a one-time grant of performance-based restricted stock and annual stock option grants awarded between 2005 and 2007. This split allows the Compensation Committee to adjust for changes in individual performance and contributions. The three-year time period corresponded with company business plans. Ms. Lamme and Mr. Brown received additional performance-based restricted stock awards and stock option grants in 2006 to better align their compensation with an increase in competitive compensation levels. Mr. Furey also received a supplemental grant of performance-based restricted stock in 2006 as a result of his promotion to executive officer.

The annualized value of the performance-based grants, taken together with the expected value of the annual stock option awards, was intended to provide each executive officer with a target grant that was consistent with our competitive benchmarking and based on internal strategic value, retention risk, individual performance, and individual stage in role. All of these factors influence individual grants, which vary from officer to officer.

Vesting of all of the performance-based restricted stock awards was contingent upon the achievement of the same adjusted earnings from continuing operations amount of $50,170,000 that would yield a 50% payout of the 2007 annual cash incentive award, except it is after payout of the award. Portions (30%) of an individual’s award would have vested in 2006 if the adjusted operating earnings target had been achieved by 2006. However, this was an “all or nothing” award.

Since the financial goal was not met by the end of 2007, these performance-based shares were forfeited and were canceled in the first quarter of 2008 following the first quarter dividend record date.

2008 Awards

On February 20, 2008, our Compensation Committee approved awards of performance-based restricted stock to executive officers as a long-term incentive compensation plan for the years 2008-2009. Except for the CEO, the value of the grants will be split 70%/30% between a one-time grant in 2008 of performance-based restricted stock and annual time-vesting stock option grants to be awarded in 2008 and 2009. The grant for the CEO will be entirely performance-based restricted stock.

The performance-based restricted stock awards were granted effective February 26, 2008, in the total amount of 312,600 shares, allocated among the named executive officers. These shares will be entitled to receive dividends during the performance period and have voting rights. The performance-based shares will vest upon achievement of a pre-determined cumulative adjusted earnings from continuing operations amount over the two-year period. The adjusted earnings calculation begins with pre-tax earnings from continuing operations, after payout of the annual cash incentive award, and is adjusted to eliminate asset impairments, restructuring charges, amortization of net actuarial pension losses, and pension settlement charges.

Threshold, target, and maximum financial goals will result in vesting of some or all of the target performance-based restricted stock awards granted and possible grants of additional shares. The amount of shares that ultimately vest will range from 50% to 150% of the target-level grant. If the financial goal is not met at the threshold level or greater by the end of fiscal year 2009, all of the shares previously granted will be forfeited. Additional shares will be granted and automatically vested upon performance above target.

The executive officer must remain an executive officer of the company until our Compensation Committee approves achievement of performance goals, anticipated to be in February 2010, at which time the grants will vest. If the executive officer retires after the first year, but before the conclusion of the performance period, and the performance goals are met at the end of 2009, a pro-rata portion of the shares will vest.

Perquisites

In prior years, executive officers received $18,000 per year in cash perquisite accounts to be used for car expenses, memberships, and financial and tax planning. In December 2006, the cash perquisite accounts were eliminated and their value was added to base salary compensation for 2007. Executive officers participate in healthcare and other benefit programs on the same terms as other employees.

Retirement Plans

Executive officers participate in the same defined benefit pension and defined contribution 401(k) plans as do other salaried employees of the company.

Because the Internal Revenue Code limits the amount of compensation used in determining the benefits earned by our executive officers under our tax-qualified defined benefit plan, the company maintains various supplemental retirement benefit plans for our executive officers to provide additional retirement benefits to them. The supplemental retirement opportunities are also benchmarked to provide provisions generally consistent with industry practices. You may read the description of these plans and the executive officers that participate in each plan under the Pension Benefits table. The company provides these supplemental retirement benefits to our executive officers in order to remain competitive, attract key personnel, and retain existing executive officers. The supplemental plans focus on rewarding long-service officers who have made important contributions to the company over time. This is accomplished through a 10-year cliff vesting provision that only rewards those who have remained as an officer with the company for that time.

Mr. Rediker’s employment contract provides him with a supplemental retirement benefit equal to 50% of the average of his final three years of base salary, offset by amounts earned under our current plans and payments from a past employer.

The company also provides executive officers the ability to defer a portion of their base salary and annual cash incentive awards on a tax-deferred basis. There is no provision for any matching contribution to this plan.

As discussed in more detail under “Potential Payments upon Termination or Change in Control,” Mr. Rediker’s employment agreement, as well as a number of the retirement plans and other benefit plans, provides for payments and/or vesting of benefits under certain circumstances in connection with termination of employment and a change in control. The triggering events for payments and vesting of benefits in the various agreements and plans are relatively common for plans of this nature, and are designed to provide for fair treatment of the participants under the various circumstances and to reasonably reward the participants for their loyalty and commitment to the company.

Summary Compensation Table

The following table contains information regarding compensation earned in, or with respect to, 2007 and 2006 by:

•	Our Chief (Principal) Executive Officer

•	Our Chief (Principal) Financial Officer

•	Our three other most highly compensated executive officers

•	Our Senior Vice President, General Counsel and Secretary.

We refer to these officers collectively as our named executive officers. In determining our most highly compensated executive officers for 2007, our Senior Vice President, General Counsel and Secretary would have been included had it not been for the forfeiture of performance-based restricted stock and the reversal of compensation cost. Therefore, we have included information for this executive officer in 2007, in addition to the five most highly compensated executive officers, because most likely this position will be included in the summary compensation table in future years.

					Non-Equity
					Incentive Plan	Change in	All Other
		Salary	Stock Awards	Option Awards	Compensation	Pension Value	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(1)	($)(2)	($)(3)	($)(4)	($)

Dennis L. Rediker
President, and Chief Executive Officer	2007	745,308	(286,359)	84,047	224,990	86,937	71,029	925,952
	2006	728,000	363,077	47,837	181,866	411	27,900	1,349,091
Craig J. Brown
Senior Vice President, Treasurer and	2007	336,192	(231,547)	52,899	67,659	233,910	38,715	497,828
Chief Financial Officer	2006	291,000	271,829	25,922	48,464	—	19,320	656,535
Kathryn A. Lamme
Senior Vice President, General Counsel and	2007	292,308	(248,000)	52,590	58,827	422,411	39,226	617,362
Secretary	2006	275,000	263,363	25,510	45,800	121,794	19,104	750,571
Joseph P. Morgan, Jr.
Vice President, Chief Technology Officer and	2007	290,308	(70,941)	21,787	58,424	—	76,359	375,937
General Manager, On Demand Solutions	2006	273,000	96,847	12,153	45,467	23,882	27,900	479,249
Thomas M. Furey
Chief Supply Chain Officer and Vice President and General Manager of Document and	2007	257,308	(18,859)	19,370	51,783	269	61,071	370,942
Label Solutions	2006	239,231	52,066	10,432	39,843	258	18,900	360,730
Bradley R. Cates
Vice President, Sales and Marketing	2007	231,000	16,376	12,974	46,489	1,554	10,180	318,573

(1)	Represents the amount of compensation recorded as expense for financial statement purposes related to nonvested stock and option awards to our named executive officers. Compensation expense is calculated in accordance with Statement of Financial Accounting Standards 123(R), Share-Based Payment, which we refer to as SFAS 123(R), but does not include any impact of estimated forfeitures. See Note 12 to our Consolidated Financial Statements included in Form 10-K for the year ended December 30, 2007 for discussion of the relevant assumptions used to determine fair value. The amounts shown do not represent amounts paid to the named executive officers. The majority of compensation expense shown above in 2006 for stock awards was for performance-based awards that were forfeited and will be canceled in 2008 because the performance goal was not met by the end of 2007. The expense was reversed in 2007 because the stock will not vest.

(2)	Represents annual cash incentive awards earned during the year under our Management Incentive Compensation Plan. Annual awards were based upon the attainment of financial goals for the year and represent a payout percentage of approximately 40% and 33% of the target amount in 2007 and 2006. These amounts are paid in the subsequent year upon approval of our Compensation Committee in February.

(3)	Reflects the total change in actuarial present value of the named executive officers’ accumulated benefits under all defined benefit retirement plans in which they participate. The amounts are determined using interest rate and mortality rate assumptions consistent with those used in our consolidated financial statements. See further discussion of actuarial assumptions, plan benefits, and executive officer participation under the “Pension Benefits” table. No named executive officer received preferential or above-market earnings on deferred compensation.

(4)	The table below shows the components of other compensation.

			Company
		Company	Contribution to	Dividends on
		Contribution to	Supplemental	Forfeited
		Tax-Qualified	Defined	Restricted Stock	Gross-Ups
		401(k) Plan	Contribution Plan	Awards	Tax	Perquisites	Total
Name	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Dennis L. Rediker	2007	10,125	—	60,904	—	—	71,029
	2006	9,900	—	—	—	18,000	27,900
Craig J. Brown	2007	1,350	—	37,365	—	—	38,715
	2006	1,320	—	—	—	18,000	19,320
Kathryn A. Lamme	2007	1,154	—	38,072	—	—	39,226
	2006	1,104	—	—	—	18,000	19,104
Joseph P. Morgan, Jr.	2007	10,125	50,366	15,088	780	—	76,359
	2006	9,900	—		—	18,000	27,900
Thomas M. Furey	2007	10,125	44,573	6,373	—	—	61,071
	2006	9,900	—	—	—	9,000	18,900
Bradley R. Cates	2007	7,100	—	2,300	780	—	10,180

(1)	The 401(k) Savings Plan has two methods for determining the percentage match from the company. Under the original method, we match ten cents on the dollar for the first six percent (6%) of the participant’s compensation deferred into the plan. The original method is used in connection with the traditional pension retirement formula of The Stanreco Retirement Plan. Mr. Brown and Ms. Lamme are covered by this formula. Messrs. Rediker, Morgan, Furey, and Cates are covered by the second method which is used in connection with the pension equity formula of The Stanreco Retirement Plan. Under the second method, we match seventy-five cents on the dollar for the first six percent (6%) of the participant’s compensation deferred into the plan. The company match vests after three years of service.

(2)	Participants in the Supplemental Executive Retirement Plan, a defined contribution plan, are credited with 15% of annual base salary and annual cash incentive compensation. Mr. Cates became an officer in 2007 and will participate in the plan in 2008.

(3)	We pay dividends on nonvested stock awards, including performance-based restricted shares, during the vesting period. Because the performance-based shares will not vest, the amount of dividends paid is recorded as compensation expense under SFAS 123(R).

(4)	We pay for the cost of spouses that accompany employees on our annual sales award event. These amounts are taxable to the employee and we provide a tax gross up to cover the incremental tax expense to the employee. This benefit is provided to all employees that attend the event.

(5)	We previously had established cash perquisite accounts for executive officers in the amount of $18,000 to be used for club memberships, car expense, financial and tax planning, and similar expenses. Mr. Furey became on officer in April 2006 and received a pro-rata amount. Beginning in 2007, the cash perquisite accounts were eliminated and added to base salary compensation.

Grants of Plan-Based Awards in 2007

The following table contains information related to:

•	Cash amounts that could have been earned in 2007 by our named executive officers under the terms of our Management Incentive Compensation Plan if the financial goal was obtained

•	Restricted stock and stock option awards granted by our compensation committee, reflected on an individual grant basis.

						All Other
		Estimated			All Other	Option Awards:
		Possible Payouts			Stock Awards:	Number of	Exercise or
		Under Non-Equity			Number of	Securities	Base Price
		Incentive Plan Awards			Shares of	Underlying	of Option	Grant Date
		Threshhold	Target	Maximum	Stock	Options	Awards	Fair Value
Name	Grant Date	($)(1)	($)(1)	($)(1)	(#)(2)	(#)(3)	($/Sh)	($)(4)

Dennis L. Rediker	NA	139,875	559,500	839,250

	2/21/2007					60,000	13.07	150,870

Craig J. Brown	NA	42,250	169,000	253,500

	2/21/2007					45,000	13.07	113,152

Kathryn A. Lamme	NA	36,625	146,500	219,750

	2/21/2007					45,000	13.07	113,152

Joseph P. Morgan, Jr.	NA	36,375	145,500	218,250

	2/21/2007					16,000	13.07	40,232

Thomas M. Furey	NA	32,250	129,000	193,500

	2/21/2007					14,000	13.07	35,203

Bradley R. Cates	NA	29,750	119,000	178,500

	2/21/2007				2,000			26,140

	2/21/2007					14,000	13.07	35,203

(1)	Represents the threshold, target, and maximum annual cash incentive award amounts that could have been earned in 2007 under our Management Incentive Compensation Plan as described in the Compensation Discussion and Analysis under “Annual Cash Incentive Awards”. No awards were available below the threshold performance level. The actual amount earned is included in the Summary Compensation Table.

(2)	Represents service-based restricted stock awards granted to Mr. Cates pursuant to our annual grant program for non-officers under the 2002 Equity Incentive Plan.

(3)	Represents stock option awards granted under the 2002 Equity Incentive Plan.

(4)	Represents the grant date fair value of stock options and restricted stock awards granted under our 2002 Equity Incentive Plan in 2007. The fair value is calculated based on the grant date fair value of the award as determined under SFAS 123(R) for financial reporting purposes times the number of shares granted and does not represent amounts paid to the executive officers for the year. Fair value for stock options is determined using the Black-Scholes Model. See Note 12 to our Consolidated Financial Statements included in Form 10-K for the year ended December 30, 2007 for discussion of the relevant assumptions used to determine fair value.

The service-based restricted stock awards received by Mr. Cates in February 2007, prior to his becoming an executive officer, vest 25% each year upon the anniversary of the grant date. Restricted stock awards include the right to receive dividends at the rate paid to all shareholders, and the right to vote the stock.

Grants of stock options were made to executive officers in February 2007. These options vest 25% each year upon the anniversary of the grant date. The term of these options is ten years. Other material terms of restricted stock and stock option awards are described in the section “Potential Payments upon Termination and Change in Control.”

As reflected in the summary compensation table, the salary received by each of our named executive officers as a percentage of their total compensation for 2007 was as follows: Mr. Rediker, 80.5%; Mr. Brown 67.5%; Ms. Lamme 47.3%; Mr. Morgan 77.2%, Mr. Furey 69.4%, and Mr. Cates 72.5%.

Outstanding Equity Awards

The following table contains information related to unexercised stock option awards and nonvested restricted stock awards held by each of our named executive officers at December 30, 2007.

	Stock Option Awards				Restricted Stock Awards
								Equity
							Equity	Incentive Plan
							Incentive	Awards:
							Plan Awards:	Market or
							Number of	Payout Value
	Number of	Number of			Number of		Unearned	of Unearned
	Securities	Securities			Shares or	Market Value	Shares, Units	Shares, Units
	Underlying	Underlying			Units of	of Shares or	or Other	or Other
	Unexercised	Unexercised	Option		Stock That	Units of Stock	Rights	Rights That
	Options(1)	Options(1)	Exercise	Option	Have Not	That Have Not	That Have	Have Not
	(#)	(#)	Price	Expiration	Vested(2)	Vested(3)	Not Vested(4)	Vested(3)
Name	Exercisable	Unexercisable	($)	Date	(#)	($)	(#)	($)

Dennis L. Rediker	50,000	—	17.60	8/26/2008			66,200	770,568
	16,870	—	12.00	11/1/2010
	22,050	22,050	12.89	2/23/2015
	8,515	25,544	17.00	2/22/2016
		60,000	13.07	2/21/2017

Craig J. Brown	50,000	—	34.13	2/13/2008			40,614	472,747
	17,500	—	17.60	8/26/2008
	5,000	—	30.25	12/29/2008
	5,000	—	15.44	2/16/2010
	45,000	—	12.63	12/13/2010
	10,000	—	19.47	12/12/2011
	17,500	—	22.87	2/13/2012
	21,875	—	20.16	2/5/2013
	18,590	—	18.01	2/18/2014
	8,350	8,350	12.89	2/23/2015
	6,000	18,000	17.00	2/22/2016
		45,000	13.07	2/21/2017

Kathryn A. Lamme	6,000	—	17.60	8/26/2008			41,383	481,698
	2,000	—	30.25	12/29/2008
	2,000	—	15.44	2/16/2010
	9,000	—	12.63	12/13/2010
	3,000	—	19.47	12/12/2011
	5,000	—	22.87	2/13/2012
	7,500	—	20.16	2/5/2013
	10,000	—	18.01	2/18/2014
	7,400	7,400	12.89	2/23/2015
	6,220	18,658	17.00	2/22/2016
		45,000	13.07	2/21/2017

Joseph P. Morgan, Jr.	11,000	—	17.60	8/26/2008			16,400	190,896
	17,050	—	20.16	2/5/2013
	17,050	—	18.01	2/18/2014
	5,450	5,450	12.89	2/23/2015
	2,222	6,665	17.00	2/22/2016
		16,000	13.07	2/21/2017

Thomas M. Furey	5,250	1,750	12.35	5/28/2014	2,350	27,354	6,927	80,630
	1,750	1,750	12.89	2/23/2015
	1,250	3,750	17.00	2/22/2016
	1,070	3,210	13.30	4/27/2016
		14,000	13.07	2/21/2017

Bradley. R. Cates	4,000	—	17.60	8/26/2008	3,750	43,650	2,500	29,100
	1,000	—	30.25	12/29/2008
	5,625	—	12.63	12/13/2010
	2,500	—	19.47	12/12/2011
	1,500	—	22.87	2/13/2012
	3,000	—	20.16	2/5/2013
	3,800	—	18.01	2/18/2014
	500	—	10.35	9/28/2014
	500	—	12.49	1/31/2015
	1,250	1,250	12.89	2/23/2015
	500	—	14.26	5/23/2015
	1,250	3,750	17.00	2/22/2016
	—	14,000	13.07	2/21/2017

(1)	The vesting date of each option is listed in the table below by expiration date.

Expiration	Vesting	Expiration	Vesting
Date	Date	Date	Date

2/13/2008	2/13/2002	2/18/2014	12/31/2004
8/26/2008	12/31/2004	5/28/2014	5/28/2008
12/29/2008	12/29/2002	9/28/2014	9/28/2005
2/16/2010	2/16/2004	1/31/2015	1/31/2006
11/1/2010	11/1/2004	2/23/2015	2/23/2009
12/13/2010	12/13/2004	5/23/2015	5/23/2006
12/12/2011	12/31/2004	2/22/2016	2/22/2010
2/13/2012	12/31/2004	4/27/2016	4/27/2010
2/5/2013	12/31/2004	2/21/2017	2/21/2011

(2)	Restricted stock awards for Mr. Furey vest as follows: 2008-1,175 shares; 2009-675 shares; and 2010-500 shares. Restricted stock awards for Mr. Cates vest as follows: 2008-1,125 shares; 2009-1,125 shares; 2010-1,000 shares; and 2011-500 shares.

(3)	The stock price used to calculate values in the above table is $11.64, the closing price on December 28, 2007, the last trading day of 2007.

(4)	All of the shares shown are performance-based restricted shares that were forfeited and will be canceled in February 2008 because the previously described performance objective was not met at the end of 2007.

Option Exercises and Stock Vested

In 2007 none of our named executive officers exercised any stock option awards that were granted to them. The following table contains information related to restricted stock awards held by each of our named executive officers that vested during 2007.

	Stock Awards
	Number of
	Shares Acquired	Value Realized
	on Vesting	on Vesting
Name	(#)	($)

Dennis L. Rediker	—	—
Craig J. Brown	729	9,251
Kathryn A. Lamme	250	3,173
Joseph P. Morgan, Jr.	458	5,812
Thomas M. Furey	1,175	15,019
Bradley R. Cates	775	10,201

Pension Benefits

The following table contains information regarding the present value of the accumulated benefits for our named executive officers under our defined benefit retirement plans as of December 30, 2007, the same date used for financial reporting purposes. Assumptions used in the calculated amounts for defined benefit plans include (a) mortality according to the RP2000 mortality table, (b) future compensation increases of 3.5%, (c) a retirement age equal to the earliest time at which the executive could retire without any reduction in benefits, and (d) applying a discount rate of 6.0% per annum. For further discussion of assumptions used in calculating accumulated benefits, see Note 13 to our Consolidated Financial Statements included in our Form 10K for the year ended December 30, 2007. There were no payments made under these plans during 2007.

		Number of Years	Present Value of
		Credited Service	Accumulated Benefit
Name	Plan Name	(#)	($)

Dennis L. Rediker	Stanreco Retirement Plan(1)	5	42,416
	Non-Qualified Retirement Plan(1)	5	120,271
	Officers’ Supplemental Non-Qualified Plan	7	753,641
	Supplemental Retirement Agreement	7	1,061,025
Craig J. Brown	Stanreco Retirement Plan	33	953,548
	Non-Qualified Retirement Plan	33	1,117,016
	Officers’ Supplemental Non-Qualified Plan	21	794,602
Kathryn A. Lamme	Stanreco Retirement Plan	10	326,906
	Non-Qualified Retirement Plan	10	117,392
	Officers’ Supplemental Non-Qualified Plan	10	495,719
Joseph P. Morgan, Jr.	Stanreco Retirement Plan(1)	4	32,327
	Non-Qualified Retirement Plan(1)	4	10,379
	Officers’ Supplemental Non-Qualified Plan	5	15,340
Thomas M. Furey	Stanreco Retirement Plan(1)	1	6,364
	Non-Qualified Retirement Plan(1)	1	615
Bradley R. Cates	Stanreco Retirement Plan(1)	5	37,564
	Non-Qualified Retirement Plan(1)	5	2,849

(1)	Includes years of credited service through December 31, 2004 at which time pension equity plan benefits were frozen. See discussion below.

The Stanreco Retirement Plan (Qualified Plan) is our qualified defined benefit pension plan. The Qualified Plan has two benefit formulas. The traditional formula covers plan participants hired before January 1, 2000, including Mr. Brown and Ms. Lamme. The traditional formula provides a defined benefit calculated as 1.3 percent of final average pay (average of highest five years of base and annual cash incentive) times years of credited service. Normal retirement age is 65, but unreduced benefits are available at age 62. Plan participants can elect payment in the form of a lump sum or annuity.

The Qualified Plan also had a pension equity formula applicable to participants hired between January 1, 2000 and December 31, 2004, at which time the formula was frozen. Participants hired prior to 2000 had the choice of either the traditional or the pension equity formula. Messrs. Rediker, Morgan, Furey, and Cates participate in this formula. These participants do not earn any additional benefit credits; however, their lump sum earns 4% interest annually until termination with the company.

The Non-Qualified Retirement Plan supplements the Qualified Plan and is available to all Qualified Plan participants who are affected by limits imposed by the Tax Reform Act of 1986, including executive officers. It provides retirement benefits that would have been payable from the Qualified Plan but for such limits. Benefits are calculated using the same underlying formula as the Qualified Plan, traditional or pension equity, and all features of the Non-Qualified Retirement Plan are the same as the Qualified Plan.

The Officers’ Supplemental Non-Qualified Plan provides additional retirement benefits based on years of credited service as an executive officer in excess of five years. It is intended to be a competitive benefit to attract and retain talented executive leadership. It provides a defined benefit calculated as 3.05 percent of final average pay (the average of the highest five years of base and annual cash incentive) times years of officer service in excess of five years. The plan was amended effective January 1, 2007, to provide that retirement benefits be paid out to the participant or survivor in ten annual installments. The plan has a 10-year cliff vesting provision and contained a provision that fully vested all participants in benefits earned under the plan, upon amendment, suspension or termination of the plan. Therefore, the 2007 plan amendment vested all participants with less than ten years of officer service.

Mr. Brown and Ms. Lamme are eligible for early retirement under all three plans in which they participate. These plans provide that a participant may elect to retire upon attaining age fifty-five with ten years of credited service. The benefit payable upon early retirement is subject to a reduction factor of five percent for each year the participant is under age 62.

The sum of annual benefits payable under the above retirement plans cannot exceed more than 50% of the executive officer’s final average pay.

We have a Supplemental Retirement Agreement with Mr. Rediker which supplements his benefits under the plans in which he participates. The Supplemental Retirement Agreement ensures that Mr. Rediker will receive annual retirement benefits equal to a percentage of the average of base salary paid to him in his final three years of employment. Mr. Rediker’s length of service as Chief Executive Officer qualifies him for supplemental retirement benefits totaling 50% of his average annual base salary. The Supplemental Retirement Plan provides that retirement benefits which Mr. Rediker receives from prior employment with other companies shall be netted against our obligation to pay 50% of average annual base salary. The amount shown for Mr. Rediker’s Supplemental Retirement Agreement is the result of netting amounts owed from prior employers and amounts due from us under the other plans listed in the above table in which Mr. Rediker participates.

With the exception of our Qualified Plan, we do not fund any retirement plans, but we accrue for projected benefits and pay benefits from general corporate assets. None of the defined benefit retirement plans provide flexibility to enhance the years of service or other components of the formula other than by plan amendment. We have not enhanced years of service or other components of the formulas for any executive officer.

Non-Qualified Defined Contribution and Deferred Compensation Plans

The following table contains information related to our named executive officers’ participation in our nonqualified defined contribution and deferred compensation plans. There were no contributions or withdrawals by, or distributions to, the named executive officers in 2007.

	Company Contributions in	Aggregate Earnings in	Aggregate Balance at Last
	Last Fiscal Year(1)	Last Fiscal Year(2)	Fiscal Year End(3)(4)
Name	($)	($)	($)

Craig J. Brown	—	12,782	285,228
Kathryn A. Lamme	—	11,357	171,872
Joseph P. Morgan, Jr.	50,366	—	50,366
Thomas M. Furey	44,573	—	44,573
Bradley R. Cates	—	6,808	108,748

(1)	Represent amounts earned under our Supplemental Executive Retirement Plan which were reported as compensation in the Summary Compensation Table.

(2)	Represent amounts earned under The Standard Register Company Deferred Compensation Plan. None of the earnings are above-market or preferential and, accordingly, such amounts are not included in the Summary Compensation Table.

(3)	Of this total, $384,599 was reported for Mr. Brown, $50,366, for Mr. Morgan, and $44,573 for Mr. Furey on a cumulative basis in the Summary Compensation Table.

(4)	For Mr. Brown and Ms. Lamme, the entire balance is made up of “pre-2005” deferrals. For Mr. Cates, $26,475 is made up of “pre-2005” deferrals and $82,273 is made up of “post-2004” deferrals as described below.

Effective January 1, 2007, we have a Supplemental Executive Retirement Plan for executive officers who are not currently in the traditional formula of our Qualified Plan or other supplemental defined benefit retirement plans discussed above. Messrs. Morgan and Furey participated in this defined contribution plan in 2007; Mr. Cates will participate in 2008. The plan is designed to supplement benefits available under our 401(k) savings plan to executive officers hired after 2000 or who participate in the pension equity formula of our Qualified Plan. Participant accounts are credited annually on the last day of the year with 15% of their annual compensation which includes base salary and annual cash incentive awards. Accounts are credited annually with an investment return which currently is 6%. Participants are fully vested upon ten years of credited service as an officer, eligibility for early retirement, death, or disability. The defined contribution plan gives the Compensation Committee the flexibility to structure arrangements to attract new hires, for example, by crediting additional years of service. No executive officer, however, has been credited with additional years of service to date. Benefit payments are made in ten equal installments. We currently do not fund this plan. Benefits are paid from general company assets.

In 1998, we established The Standard Register Company Deferred Compensation Plan (the “1998 Deferred Plan”) for all highly-compensated employees, including executive officers. In 2007, the 1998 Deferred Plan was amended and restated in order to comply with the requirements of Section 409(A) of the Internal Revenue Code which was added as part of the American Jobs Creation Act of 2004. However, the provisions of the 1998 Deferred Plan remain in effect with respect to the portion of a participant’s account balance consisting of deferrals made prior to January 1, 2005 (pre-2005 deferrals). As a result, we now in effect have two deferred compensation plans, with the 1998 Deferred Plan covering “pre-2005” deferrals and the amended and restated plan (the “2005 Deferred Plan”) covering deferrals made on or after January 1, 2005 (“post-2004” deferrals). All post-2004 deferrals have been administered in accordance with Section 409 (A) of the Internal Revenue Code and the 2005 Deferred Plan is designed to be in full compliance with Section 409 (A). Both Deferred Plans permit the executive officer to defer receipt of up to 100% of their annual cash incentive award and up to 75% of base salary on an after-tax basis. We do not currently provide any matching contribution to these plans. Benefits are paid from general company assets. We have set aside funds in a Rabbi Trust in an amount substantively equal to the liability to participants in the Deferred Plans. Payments to participants would be made from this Rabbi Trust in the event of a change in control or a change of heart by management. Accounts are credited with earnings according to the “deemed investment” directed by the participant. Participants can select one or more mutual funds or other investments similar to those offered in our qualified 401(k) Savings Plan. The participant’s investment return rate from those mutual funds or other investments is credited daily to the participant’s deferred account. Participants may change their deemed investments at any time, both for their current balances, and for future deferral.

The deferred compensation account balances for Mr. Brown and Ms. Lamme and a portion of the deferred compensation account balance for Mr. Cates are “pre-2005” deferrals. These balances are governed under the 1998 Deferred Plan and are not subject to the rules enacted pursuant to Section 409(A) of the Internal Revenue Code. The 1998 Deferred Plan permits the participants to make unscheduled in-service withdrawals, but only 90% of the account balance may be withdrawn during employment. The remaining 10% is forfeited.

The 2005 Deferred Plan does not permit unscheduled in-service withdrawals of “post-2004” deferrals. However, both Deferred Plans allow participants to elect to have scheduled in-service subaccounts which allow for withdrawals of “post-2004” deferrals while the participant is still performing services for the company without forfeiture of any portion of the account balance. These scheduled in-service withdrawals can not begin for at least two years after the date of the participant’s election and the participant can elect to have the withdrawals paid in a lump sum or in annual installments over a period of not more than five years. A participant may change his election as to the timing and form of a scheduled withdrawal from a subaccount; however, the change must meet certain requirements in the plan and can not accelerate the time of withdrawals.

Both plans do allow for hardship withdrawals if, at the request of the participant, the company’s benefits committee determines that the participant has suffered an unforeseen financial emergency. Upon retirement, death, or disability, the participant may elect either a lump sum payment or payment in installments over fifteen years. Upon termination of employment for other than death, disability, or retirement, the entire account balance under both plans is paid to the participant in a lump sum. Under the 2005 Deferral Plan, certain “specified employees” as defined under Section 409(A) of the Internal Revenue Code (which would include named executive officers) are required to wait at least six months following termination to begin payments.

Potential Payments upon Termination or Change in Control

The following tables describe potential payments and other benefits that would have been received by each named executive officer or their estate if there had been a change in control or employment had been terminated on December 30, 2007 under various circumstances. The potential payments listed below assume that there is no earned but unpaid base salary at December 30, 2007. Under our vacation policy, the named executive officers would not receive payment for 2008 vacation unless they were employed at December 31, 2007, the first day of fiscal 2008. Any vested stock options held by the named executive officers at December 30, 2007 would have been exercisable; however, at December 30, 2007, no stock options were in-the-money for any of the named executive officers, with the exception of Mr. Cates. Accordingly, no value for stock options is included in the tables below for the other named executive officers.

For purposes of these tables, unless the term is otherwise defined in a particular plan, we used the following definitions:

•	Involuntary Termination — the termination of the executive officer’s employment with us due to our decision, as opposed to the executive officer’s, that the employment will terminate

•	For Cause — conduct involving such things as willful, repeated or habitual misconduct, embezzlement or theft of company property, conviction of a felony, or a breach of any trade secrecy

•	Change of Control — a change in the ownership or effective control of the company, or in the ownership of a substantial portion of the assets of the company.

							Involuntary
							Termination In
					Involuntary		Connection
		Voluntarily			Termination	Termination	with Change of
Dennis L. Rediker	Retirement	Quit	Death	Disability	Without Cause	For Cause	Control

Base Salary	—	—	—	—	746,000	—	746,000
Qualified Plan(2)	42,416	42,416	21,208	42,416	42,416	42,416	42,416
Non-Qualified Plan(2)	120,271	120,271	60,135	120,271	120,271	120,271	120,271
Officers Supplemental Non-Qualified Plan	753,641	753,641	753,641	753,641	753,641	753,641	753,641
Supplemental Retirement Plan	1,061,025	1,061,025	530,512	1,061,025	1,061,025	1,061,025	1,061,025
Restricted Stock — Performance-Based(4)(5)	—	—	—	—	—	—	770,568
Annual Cash Incentive Award(6)	224,990	224,990	224,990	224,990	224,990	224,990	559,500
Total	2,202,343	2,202,343	1,590,486	2,202,343	2,948,343	2,202,343	4,053,421

							Involuntary
							Termination In
					Involuntary		Connection
		Voluntarily			Termination	Termination	with Change of
Craig J. Brown	Retirement	Quit	Death	Disability	Without Cause	For Cause	Control

Base Salary(1)	—	—	—	—	338,000	—	338,000
Qualified Plan(2)	950,000	950,000	475,000	950,000	950,000	950,000	950,000
Non-Qualified Plan(2)	1,200,000	1,200,000	600,000	1,200,000	1,200,000	1,200,000	1,200,000
Officers Supplemental Non-Qualified Plan	850,000	850,000	850,000	850,000	850,000	850,000	850,000
Restricted Stock — Performance-Based(4)(5)	—	—	—	—	—	—	472,747
Annual Cash Incentive Award(6)	67,659	67,659	67,659	67,659	67,659	67,659	169,000
Deferred Compensation Plans(2)	285,228	285,228	285,228	285,228	285,228	285,228	285,228
Total	3,352,887	3,352,887	2,277,887	3,352,887	3,690,887	3,352,887	4,264,975

							Involuntary
							Termination In
					Involuntary		Connection
		Voluntarily			Termination	Termination	with Change of
Kathryn A. Lamme	Retirement	Quit	Death	Disability	Without Cause	For Cause	Control

Base Salary(1)	—	—	—	—	293,000	—	293,000
Qualified Plan(2)(7)	350,000	350,000	175,000	350,000	350,000	350,000	350,000
Non-Qualified Plan(2)(7)	100,000	100,000	50,000	100,000	100,000	100,000	100,000
Officers Supplemental Non-Qualified Plan	500,000	500,000	500,000	500,000	500,000	500,000	500,000
Restricted Stock — Performance-Based(4)(5)	—	—	—	—	—	—	481,698
Annual Cash Incentive Award(6)	58,827	58,827	58,827	58,827	58,827	58,827	146,500
Deferred Compensation Plans(2)	171,872	171,872	171,872	171,872	171,872	171,872	171,872
Total	1,180,699	1,180,699	955,699	1,180,699	1,473,699	1,180,699	2,043,070

							Involuntary
							Termination In
					Involuntary		Connection
		Voluntarily			Termination	Termination	with Change of
Joseph P. Morgan Jr.	Retirement	Quit	Death	Disability	Without Cause	For Cause	Control

Base Salary(1)	—	—	—	—	291,000	—	291,000
Qualified Plan(2)(7)	32,327	32,327	16,163	32,327	32,327	32,327	32,327
Non-Qualified Plan(2)(7)	10,379	10,379	5,190	10,379	10,379	10,379	10,379
Officers Supplemental Non-Qualified Plan(7)	15,340	15,340	15,340	15,340	15,340	15,340	15,340
Supplemental Executive Retirement Plan	—	—	50,366	50,366	—	—	—
Restricted Stock — Performance-Based(4)(5)	—	—	—	—	—	—	190,896
Annual Cash Incentive Award(6)	58,424	58,424	58,424	58,424	58,424	58,424	145,500
Total	116,470	116,470	145,483	166,836	407,470	116,470	685,442

							Involuntary
							Termination In
					Involuntary		Connection
		Voluntarily			Termination	Termination	with Change of
Thomas M. Furey	Retirement	Quit	Death	Disability	Without Cause	For Cause	Control

Base Salary(1)	—	—	—	—	258,000	—	258,000
Supplemental Executive Retirement Plan	—	—	44,573	44,573	—	—	—
Restricted Stock — Service-Based(3)(5)	—	—	27,354	27,354	—	—	27,354
Restricted Stock — Performance-Based(4)(5)	—	—	—	—	—	—	80,630
Annual Cash Incentive Award(6)	51,783	51,783	51,783	51,783	51,783	51,783	129,000
Total	51,783	51,783	123,710	123,710	309,783	51,783	494,984

							Involuntary
							Termination In
					Involunatary		Connection
		Voluntarily			Termination	Termination	with Change of
Bradley L. Cates	Retirement	Quit	Death	Disability	Without Cause	For Cause	Control

Base Salary(1)	—	—	—	—	238,000	—	238,000
Qualified Plan(2)(7)	37,564	37,564	18,782	37,564	37,564	37,564	37,564
Non-Qualified Plan(2)(7)	2,849	2,849	1,425	2,849	2,849	2,849	2,849
Stock Options(5)	645	645	645	645	645	645	645
Restricted Stock — Service-Based(3)(5)	—	—	43,650	43,650	—	—	43,650
Restricted Stock — Performance-Based(4)(5)	—	—	—	—	—	—	29,100
Annual Cash Incentive Award(6)	46,489	46,489	46,489	46,489	46,489	46,489	119,000
Deferred Compensation Plans(2)	108,748	108,748	108,748	108,748	108,748	108,748	108,748
Total	196,295	196,295	219,739	239,945	434,295	196,295	579,556

(1)	As discussed below, with the exception of Mr. Rediker, we do not guarantee that any of the named executive officers would receive any severance payments above the normal policy available to all employees. For purposes of this table only, we have assumed the named executive officers would receive one year of base salary.

(2)	Amounts calculated for the Qualified Plan, Non-Qualified Plan, and Deferred Compensation Plan assume a lump-sum method of payment at retirement.

(3)	Vesting accelerates for service-based restricted stock upon retirement if the executive officer is over 62 years of age, or upon death, permanent disability, or change in control.

(4)	The performance target for the performance-based restricted shares was not met in 2007. The shares were forfeited and will be canceled in 2008. However, since vesting accelerates for performance-based restricted stock upon a change in control, whether or not the performance target is met, if a change in control occurred on December 30, 2007, and the executive officer was involuntarily terminated, the shares would vest.

(5)	The stock price used to calculate values in the above tables is the closing price on December 28, 2007 of $11.64 per share.

(6)	Assumes that if the named executive officer is employed on December 30, 2007 they were employed through the end of the incentive period.

(7)	Amounts represent the actuarial accumulated benefits due under the plan. The named executive officer would not be eligible to receive benefits until attainment of retirement age.

Severance Benefits

We believe that companies should provide reasonable severance benefits to employees. With respect to executive officers, these severance benefits should reflect the fact that it may be difficult to find comparable employment within a short period of time.

Chief Executive Officer — Mr. Rediker is the only executive officer with a written severance plan which is contained in his employment agreement. Under his agreement, we may terminate the Agreement at any time upon twelve months’ notice. The company may accelerate the termination date if it pays Mr. Rediker his annual base salary (less any amount paid between the notice date and the accelerated date), the amount of any previously approved but unpaid bonuses, and an amount which fairly compensates him for the loss of non-cash benefits, including retirement benefits, that Mr. Rediker would have received had he continued to work until the scheduled termination date. In determining the value of the non-cash benefits, the Compensation Committee may use as a basis for its determination the average cost to the company of providing comparable coverage to other employees. The company may terminate the Agreement for cause with pay only accrued to the date of termination. “Cause” means the occurrence of any of the following (a) theft, fraud, embezzlement or similar behavior, (b) a material breach by Mr. Rediker of his Employment Agreement, (c) commission of a felony or act evidencing moral turpitude, or (d) refusal or neglect to comply with lawful orders of the Board.

Other Executive Officers — We have generally provided separation benefits to executive officers who are asked to leave the company for reasons other than cause. The benefits are not contractual and are subject to approval by our Board of Directors. We consider factors such as length of service, individual accomplishments and performance, and the value of benefits forfeited through termination. In most cases, separation benefits are not available for executive officers who resign or retire unless such resignation or retirement is requested by us. In the past, we have granted separation benefits to departing executive officers generally equal to one year of base compensation at their current base salary. However, there is no guarantee that the executive officer would receive separation benefits above our normal severance policy of one week for each year of service, up to a maximum of 26 weeks. Over the years, there have been slight variations or additions to this practice, including outplacement counseling, continuation on the payroll for purposes of benefit eligibility, and stock award vesting. Our Board of Directors has not adopted any policy with respect to executive officer separation benefits, and there is no guarantee that any executive officer termination in the future will be handled in the same way as past terminations. As a condition of receiving separation benefits, a departing executive officer is required to release all claims against us and reaffirm his or her contractual obligations regarding confidentiality, non-competition, non-solicitation of company employees, and non-disparagement.

Retirement Plans

In the event of termination, the named executive officers are entitled to receive any benefits that they would otherwise be entitled to under the Qualified Pension Plan, the Non-Qualified Retirement Plan, the Officers’ Supplemental Non-Qualified Retirement Plan, and the Supplemental Executive Retirement Plan. Benefits under these plans generally are not affected by whether a participant’s employment terminates with or without cause. However, under the Officers’ Supplemental Non-Qualified Retirement Plan and the Supplemental Executive Retirement Plan, any unpaid portion of a participant’s benefit is forfeited if the participant is convicted of a felony during or arising from the participant’s employment with the company, engages in competition with the company after termination of employment with the company, or discloses the company’s confidential information.

Under Mr. Rediker’s Employment Agreement with the company, Mr. Rediker’s retirement benefits under the above referenced plans are supplemented so as to ensure that his annual retirement benefits are equal to 50% of his annual base salary. The difference between his annual base salary and the amount Mr. Rediker would have received under his normal retirement benefits is referred to as the supplemental benefit. However, the Agreement provides that amounts he received from certain retirement plans of former employers are netted against the company’s obligation to pay 50% of the annual based salary. Mr. Rediker will forfeit all of his supplemental benefit if he fails to use reasonable best efforts to receive all amounts he is entitled to under the retirement plans of a former employer or if he breaches his non-solicitation or non-competition obligations under the Employment Agreement. Under Mr. Rediker’s Employment Agreement, in the event of Mr. Rediker’s death prior to retirement, his surviving spouse is entitled to receive 50% of that portion of Mr. Rediker’s supplemental benefits at the date of his death.

Other Benefit Plans

Under both Deferred Compensation Plans, upon death, disability, or retirement, we will pay to the named executive officer, or their beneficiary, the balance of their account determined pursuant to the plan. The amount will be paid, as elected by the executive officer, either in a lump sum or in annual installments over a period of 15 years. If an election is not made, the benefit is paid in a lump sum. Upon termination of employment for reasons other than death, disability, or retirement, we will pay the executive officer in a lump sum the balance of his account determined pursuant to the plan. Mr. Brown, Mr. Cates, and Ms. Lamme are the only named executive officers who have balances under the 1998 Deferred Plan. Mr. Cates is the only named executive officer who has a balance under the 2005 Deferred Plan.

Under our Management Incentive Compensation Plan, if an executive officer’s employment terminates for any reason other than due to death or disability during the incentive period, the balance of any unpaid cash incentive awards will be forfeited by the executive officer. If an executive officer’s employment terminates due to death or disability during the incentive period, a prorated amount of any unpaid incentive awards will be payable to the executive officer if the performance goals are achieved. An executive officer who remains employed through the incentive period, but is terminated prior to the payment date, is entitled to receive any incentive award payable to the executive officer if the performance goals are achieved. All the named executive officers participate in the Management Incentive Compensation Plan.

Incentive options and nonqualified options are treated similarly under both the 1995 Stock Option Plan and the 2002 Equity Incentive Plan in the event of termination of employment. The exercisable portion of any option will terminate ninety days after termination of employment other than for cause, and the unexercisable portion will terminate upon the date of termination. All nonqualified options continue to vest and be exercisable after termination in accordance with their terms if the termination is due to retirement in accordance with our normal retirement policy after age 62, death, or permanent and total disability. If a participant dies or becomes disabled while employed by the company or within ninety days after termination for reasons other than cause, any options exercisable as of that date can be exercised at any time within one year after the date of termination of employment by the participant’s estate, guardian, or persons to which the options were legally transferred. All options terminate immediately if employment is terminated for cause or if the employee violates any written employment or non-competition agreement with the company. All the named executive officers have options under both the 1995 Stock Option Plan and the 2002 Equity Incentive Plan.

Under the 2002 Equity Incentive Plan, upon termination of employment of a participant, all unvested shares of restricted stock are forfeited by the participant, unless the participant leaves the company as a result of retirement in accordance with our normal retirement policy after age 62 with ten years of service, or due to death or permanent disability. In these cases, service-based restricted shares immediately vest and performance restricted shares continue to be subject to the vesting provision. All of the named executive officers have restricted stock under the 2002 Equity Incentive Plan.

Change in Control

Under Mr. Rediker’s Employment Agreement, if a change of control occurs and Mr. Rediker is not offered a position with the resultant business on terms as favorable as those under the Employment Agreement, then Mr. Rediker has the right to terminate his employment under the Agreement and receive payment equal to the amount he would receive if terminated without cause. In addition, Mr. Rediker would also receive suitable outplacement services at the company’s expense.

Under the Non-Qualified Retirement Plan, in the event of a change of control, a participant’s benefit under the plan immediately becomes fully vested and a sum sufficient to fund the participant’s benefit is irrevocably contributed by the company in cash to the SRC Trust for the Deferred Compensation Plan to be used to pay the benefits as they become due and payable. All of the listed executive officers are participants in the Non-Qualified Retirement Plan.

Under the Deferred Compensation Plan, in the event of an involuntary termination as a result of a change in control, the participant may receive their benefit based upon their written election. If no election has been made prior to a change in control, the amount will be paid in five approximately equal annual installments commencing in January of the subsequent year.

Under the Management Incentive Compensation Plan, if a change of control occurs (a) each participant who is employed by the company immediately before the change of control is entitled to receive a payment equal to his target incentive award for the incentive period that includes the date of the change of control and (b) any incentive award that becomes payable to the participant for that incentive period, to the extent it is duplicative of the amount received under (a) above will be reduced by the prior payment.

Under the 1995 Stock Option Plan and the 2002 Equity Incentive Plan, in the event of a change in control, stock options granted under the plans become immediately exercisable in full. Under the 2002 Equity Incentive Plan, shares of restricted stock granted under the plan are immediately vested.

The change of control provisions in the Officers’ Supplemental Non-Qualified Retirement Plan and the Supplemental Executive Retirement Plan provide that upon the involuntary termination of employment of a participant by the company or its successor within one year after a change of control, the plan will pay the participant their benefit in a single lump sum approximately 6 months after termination. Involuntary termination following a change of control means the participant was not offered a similar position in responsibility and compensation as they held prior to the change in control or their normal place of work is relocated more than 50 miles away and within 6 months of the change of control the participant voluntarily terminates his employment.

Section 280G of the Code disallows a company’s tax deduction for what are defined as “excess parachute payments” and Section 4999 of the Code imposes a 20% excise tax on any person who receives excess parachute payments. As discussed above, Mr. Rediker is entitled to certain payments upon termination of his employment, including termination following a change in control of the company. Under the terms of his contract, Mr. Rediker is not entitled to any payment that would be an excess parachute payment. Accordingly, the company’s tax deduction would not be disallowed under Section 280G, and no excise tax would be imposed under Section 4999.

Director Compensation

The following table contains information concerning the compensation earned in 2007 by our non-employee directors.

	Fees Earned
	or Paid in	Option
	Cash	Awards(1)	Total
Name	($)	($)	($)

F. David Clarke, III (Chairman)	100,000	—	100,000
Roy W. Begley, Jr.	63,000	—	63,000
Sherrill W. Hudson	64,000	—	64,000
Ann Scavullo	66,250	—	66,250
John J. Schiff, Jr.	44,500	—	44,500
John Q. Sherman, II	63,750	—	63,750

(1)	As of December 30, 2007 each of the directors listed above had 4,000 vested options outstanding to purchase company stock.

Non-employee members of our Board of Directors receive an annual retainer fee of $25,000 for serving on our Board of Directors, and $1,000 for each Board of Directors meeting attended. Mr. Rediker, our Chief Executive Officer, did not receive any fees for serving as a member of the Board of Directors and the Executive Committee. Non-employee board members also receive additional compensation for serving on board committees as follows:

•	Compensation Committee members receive an annual retainer fee of $5,500, and a per-meeting fee of $750. Members of the Compensation Committee are: Roy W. Begley, Jr., F. David Clarke, III, Sherrill W. Hudson, Ann Scavullo, and John Q. Sherman, II. Mr. Begley is Chairman of the Committee and receives an additional retainer fee of $10,000.

•	Corporate Governance and Nominating Committee members receive an annual retainer fee of $5,500, and a per-meeting fee of $750. Members of the Corporate Governance and Nominating Committees are: Roy W. Begley, Jr., Ann Scavullo, and John Q. Sherman, II. Mr. Sherman is Chairman of the Committee and receives an additional retainer fee of $10,000.

•	Audit Committee members receive an annual retainer fee of $7,500, and a per-meeting fee of $1,000. Members of the Audit Committee are: Sherrill W. Hudson, F. David Clarke, III, Ann Scavullo, and John J. Schiff, Jr. Mr. Hudson is Chairman of the Committee and receives an additional retainer fee of $10,000.

•	Executive Committee members receive no annual retainer but are paid $1,000 per meeting attended. Members of the Executive Committee are: F. David Clarke, III, Chairman, with Sherrill W. Hudson and Dennis L. Rediker as the other members.

•	The annual retainer fee for our Chairman of the Board is $100,000. The Chairman of the Board does not receive any additional fees.

Our directors are paid $750 for each half-day of board-related work outside of regular board or committee meetings, and are entitled to receive reimbursement of reasonable out-of-pocket expenses incurred by them to attend board meetings. In addition to cash compensation, each non-employee board member is eligible to receive stock incentives under the 2002 Plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon the review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the company’s proxy statement issued in connection with the 2008 Annual Meeting of Shareholders.

The Compensation Committee:
Roy W. Begley, Jr., Chairman
F. David Clarke, III
Sherrill W. Hudson
Ann Scavullo
John Q. Sherman, II

Independent Auditors

A representative of Battelle & Battelle, LLP, Certified Public Accountants, our auditors for 2007, will be present at the annual meeting. The representative will have an opportunity to make a statement to the shareholders and will be available to respond to appropriate questions.

The board of directors does not intend to present any other proposals for action by the shareholders at the annual meeting and has not been informed that anyone else intends to present any other proposal for action by the shareholders at the annual meeting.

OTHER MATTERS

Solicitation Expenses

The company will pay the costs to solicit proxies. These costs include the expenses of brokers, custodians, nominees or fiduciaries incurred in forwarding the documents to their principals or beneficiaries. These are the only contemplated expenses of solicitation.

Shareholder Proposals for 2009 Annual Meeting

Any proposal of a shareholder intended for inclusion in our proxy statement and proxy for the 2009 annual meeting of shareholders must be received by our Secretary at The Standard Register Company, 600 Albany Street, Dayton, Ohio 45408, on or before November 20, 2008. The 2009 annual meeting of shareholders will be held on April 23, 2009. The form of proxy we distribute for the 2009 annual meeting of shareholders may include discretionary authority to vote on any matter which is presented to the shareholders at the 2009 annual meeting (other than by management) if we do not receive notice of that matter at 600 Albany Street, Dayton, Ohio 45408, prior to February 3, 2009.

BY ORDER OF THE BOARD OF DIRECTORS

Kathryn A. Lamme
Senior Vice President, General Counsel & Secretary
Dayton, Ohio

The Standard Register Company
Annual Meeting of Shareholders

The Standard Register Company
600 Albany Street
Dayton, Ohio 45408

April 24, 2008
11:00 a.m. Eastern Daylight Savings Time

AUDIT COMMITTEE CHARTER

1.  General.  The Audit Committee plays a critical role in the Company’s financial reporting system by overseeing and monitoring the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the performance of the Company’s internal audit function, and management’s and the independent auditors’ participation in the financial reporting process. The Audit Committee has the ultimate authority and responsibility to select, evaluate, compensate, and, where appropriate, replace the independent auditors who are ultimately accountable to Audit Committee. The Audit Committee is authorized to retain independent legal, accounting or other expert consultants to advise the Committee in furtherance of its responsibilities.

2.  Composition of Committee.  The Audit Committee shall consist of at least three independent directors appointed by the Board of Directors, and serving at its pleasure. As used herein, the term “independent director” shall have the same meaning and definition set forth in Section 303A.02 of the New York Stock Exchange Listed Company Manual, and Section 301 of the Sarbanes Oxley Act of 2002.

3.  Qualifications of Committee Members.  Each member of the Audit Committee shall be financially literate, as such qualification is interpreted by the Board of Directors in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee. At least one member of the Audit Committee must have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment, in order to meet requirements as a “Financial Expert,” as defined by the Securities and Exchange Commission.

4.  Authority, Powers & Responsibilities.  The Audit Committee shall have the following authority, powers and responsibilities:

4.1. To select each year the independent auditors to audit the annual financial statements of the Company and its consolidated subsidiaries; to set the fees charged for such audits; to pre-approve and set fees for special engagements given to such auditors.

4.2. To meet with the independent auditors, Chief Executive Officer, Chief Financial Officer, internal auditor and any other Company executives both individually and together, as the Committee deems appropriate at such times as the Committee shall determine to discuss and review:

(a) the terms of engagement for the independent auditors, the scope of the audit, and the procedures to be used;

(b) the Company’s quarterly and audited annual financial statements, including any related notes, the Company’s specific disclosures and discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the independent auditors’ report, in advance of publication;

(c) the Company’s earnings’ press release and financial information and guidance, if any, provided to analysts and rating agencies;

(d) the performance and results of the external and internal audits, including the independent auditors’ management letter, and management’s responses thereto;

(e) the effectiveness of the Company’s system of internal controls, including computerized information systems and security; any recommendations by the independent auditor and internal auditor regarding internal control issues and any actions taken in response thereto; and, the internal control certification and attestation required to be made in connection with the Company’s quarterly and annual financial reports;

(f) the environment (cooperation, restrictions, etc.) within which the audit was conducted including any limitations imposed by the Company’s personnel on the independent auditors; the independent auditor’s discussion of the budget and staff of the internal audit function;

(g) any significant risks or exposures and to assess the steps management has taken to minimize such risks to the Company, and assure compliance with Company policies;

(h) the overall adequacy of the Company’s programs, systems and procedures for compliance with legal and regulatory requirements and for assurance that the management and affairs of the Company are conducted with all due regard for ethical and legal constraints;

(i) any audit problems or difficulties, including disputes between management and the independent auditors, and to attempt to resolve any such differences; and

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(j) such other matters in connection with overseeing the financial reporting process and the maintenance of internal controls as the Committee shall deem appropriate.

4.3. To consult, separately, at least annually with the independent auditors and with members of the Internal Audit department out of the presence of management; to establish direct communication between the auditors and the Board and to assure the freedom of action necessary to accomplish their responsibilities.

4.4. To ensure that the independent auditors submit on a periodic basis, at least annually, to the Audit Committee a formal written statement delineating all relationships between the independent auditors and the Company, the firm’s internal quality control procedures and peer review results and any issues raised therein, and inquiries by governmental or professional authorities within the past five years regarding audits conducted by the firm and results thereof.

4.5. To actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and to take appropriate action in response to the independent auditors’ report to satisfy itself of the independent auditors’ independence; to periodically evaluate the independent auditor’s qualifications and performance including a review of the lead partner, taking into account the opinion of management and the internal auditor; and to set hiring policies for employees and former employees of the independent auditor.

4.6. To review and concur in the appointment, replacement, or dismissal of the head of the Internal Audit Department, and to review and concur in his or her annual compensation package; to discuss and review whether there are any unjustified restrictions or limitations on the internal audit function.

4.7. To review critical accounting policies and financial statement presentation; to discuss with management and the independent auditors significant financial reporting issues and judgments made in preparation of the Company’s financial statements including the effect of alternative accounting methods; to review major changes in accounting policies.

4.8. To review and reassess annually the adequacy of the Audit Committee Charter and propose any appropriate changes to the Board.

4.9. To initiate, at its discretion, investigations within the parameters of its responsibilities.

4.10. To review compliance with the Company’s code of ethics.

4.11. To prepare the Committee’s report for inclusion in the Company’s annual proxy statement.

4.12. To report to the entire Board at such times as the Committee shall determine, but not less than twice a year.

4.13. To conduct an annual evaluation of the Committee’s performance.

4.14. To establish procedures for the receipt, retention and treatment of complaints on accounting, internal accounting controls or auditing matters including confidential, anonymous submissions by Company employees regarding questionable accounting or auditing matters.

5.  Procedures.  The procedures to be followed by the Audit Committee are as follows:

5.1. To act by a majority vote of Committee members present at a meeting. A majority of the entire Committee shall constitute a quorum at any meeting, unless otherwise provided by the Board of Directors.

5.2. To keep minutes of the meetings of the Audit Committee through the use of the Secretary of the Company or, during his or her absence, such other person as may be designated by the Chairman of the Audit Committee.

5.3. To hold regularly scheduled meetings and such special meetings as the Audit Committee may from time to time deem necessary.

5.4. All contacts on behalf of the Audit Committee, outside of the regular or special meetings, shall be conducted only by either the Chairman of the Audit Committee or such other member of the Audit Committee as the Board of Directors or a majority of the entire membership of the Audit Committee may from time to time appoint for such purpose.

5.5. Subject to the required procedures above set forth, to adopt such other procedures as the Audit Committee deems advisable from time to time as are consistent with and pursuant to the objectives and functions of the Audit Committee hereinabove set forth.

Adopted by Board of Directors on February 19, 2004

Amended and Restated by Board of Directors on February 24, 2005

Amended and Restated by the Board of Directors on April 26, 2007

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THE STANDARD REGISTER COMPANY
600 ALBANY STREET
P.O. Box 1167
DAYTON, OH 45408
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THE STANDARD REGISTER COMPANY

Vote On Directors

1.	Election of Eight Directors

	Nominees:

	01)	David P. Bailis	05)	R. Eric McCarthey
	02)	Roy W. Begley, Jr.	06)	Dennis L. Rediker
	03)	F. David Clarke, III	07)	John J. Schiff, Jr.
	04)	Michael E. Kohlsdorf	08)	John Q. Sherman, II

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2.	According to their best judgment on any and all matters as may properly come before the meeting or any adjournments thereof. The Board of Directors does not know of any other matter to be brought before the Annual Meeting other than the one described above.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐
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THE STANDARD REGISTER COMPANY

Proxy for Annual Meeting of Shareholders - April 24, 2008
This Proxy Is Solicited on Behalf of the Board of Directors
The undersigned, a shareholder of The Standard Register Company (the “Company”) hereby appoints DENNIS L. REDIKER and F. DAVID CLARKE, III (“Appointed Proxies”), each with full power to substitute or act alone, to vote, cumulatively or otherwise (the action of a majority of these present to control), with respect to all shares of stock of the undersigned in the Company at the Annual Meeting of Shareholders of the Company (“Annual Meeting”) to be held April 24, 2008, and at any adjournments thereof, upon the matters listed on the reverse side hereof.
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